UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                              Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Southwest Airlines Co.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which the transaction applies:
(2) Aggregate number of securities to which the transaction applies:

(3)    Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of the transaction:
(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

SOUTHWEST AIRLINES CO.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

WEDNESDAY, MAY 14, 2014

To the Shareholders:

The Annual Meeting of the Shareholders of Southwest Airlines Co. will be held at the Rosewood Crescent Hotel located at 400 Crescent Court, Dallas, Texas on Wednesday, May 14, 2014, at 10:00 a.m., Central Daylight Time, for the following purposes:

(1)	to elect ten Directors;

(2)	to conduct an advisory (nonbinding) vote to approve named executive officer compensation;

(3)	to ratify the selection of Ernst & Young LLP as Southwest’s independent auditors for the fiscal year ending December 31, 2014; and

(4)	to transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

March 18, 2014, is the date of record for determining Shareholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment or postponement thereof.

The Annual Meeting will be broadcast live on the Internet. To listen to the broadcast, log on to http://southwest.investorroom.com/.

To attend the meeting in person, you will need to bring (i) a valid government-issued photo identification, such as a driver’s license or passport; and (ii) either an Admission Ticket or proof of ownership of Southwest Airlines Co. common stock as of March 18, 2014 (such as an account statement from your broker showing your stock ownership as of March 18, 2014). If you have received a paper copy of your proxy materials, an Admission Ticket is included with your proxy materials. If you have received your proxy materials electronically, you will need proof of ownership to be admitted to the meeting. If you are a proxy holder for a Shareholder of Southwest who owned shares of Southwest’s common stock as of March 18, 2014, you must also bring to the meeting the executed proxy naming you as the proxy holder, signed by the Shareholder who owned shares of Southwest’s common stock as of March 18, 2014.

Your vote is important. Please sign and return the enclosed proxy or voting instruction card in the enclosed envelope to enable your shares to be represented at the meeting. Alternatively, you may vote via telephone or the Internet as described in the enclosed Proxy or voting instruction card. We encourage you to vote via telephone or the Internet to help us save postage costs, as well as natural resources. In addition, if you vote via Internet, you may elect to have next year’s Proxy Statement and Annual Report to Shareholders delivered to you electronically. We encourage you to enroll in electronic delivery, as it is a cost-effective way for us to provide you with electronic versions of the proxy materials and annual reports.

By Order of the Board of Directors,

Mark R. Shaw
Corporate Secretary

April 4, 2014

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2014 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 14, 2014

Southwest’s Proxy Statement for the 2014 Annual Meeting of Shareholders and Annual Report to Shareholders for the fiscal year ended December 31, 2013, are available at

http://southwest.investorroom.com/

Southwest Airlines Co.

P.O. Box 36611

Dallas, Texas 75235

(214) 792-4000

PROXY STATEMENT

FOR

ANNUAL MEETING OF SHAREHOLDERS

To be Held May 14, 2014

GENERAL INFORMATION

This Proxy Statement is being furnished in connection with the solicitation of proxies by and on behalf of the Board of Directors of Southwest Airlines Co. (the “Company” or “Southwest”) for use at the Annual Meeting of Shareholders of the Company to be held on May 14, 2014, at 10:00 a.m., Central Daylight Time, at the Rosewood Crescent Hotel located at 400 Crescent Court, Dallas, Texas, or at such other time and place to which the meeting may be adjourned or postponed. The approximate date on which this Proxy Statement and accompanying Proxy are first being sent or given to Shareholders is April 4, 2014.

Annual Meeting Admission

To attend the meeting in person, you will need to bring (i) a valid government-issued photo identification, such as a driver’s license or passport; and (ii) either an Admission Ticket or proof of ownership of Southwest Airlines Co. common stock as of March 18, 2014 (such as an account statement from your broker showing your stock ownership as of March 18, 2014). If you have received a paper copy of your proxy materials, an Admission Ticket is included with your proxy materials. If you have received your proxy materials electronically, you will need proof of ownership to be admitted to the meeting. If you are a proxy holder for a Shareholder of Southwest who owned shares of Southwest’s common stock as of March 18, 2014, you must also bring to the meeting the executed proxy naming you as the proxy holder, signed by the Shareholder who owned shares of Southwest’s common stock as of March 18, 2014.

Voting Procedures

A representative of Broadridge Financial Solutions, Inc. will tabulate votes and serve as Inspector of Election for the meeting. Each Shareholder of record will be entitled to one vote for each share registered in the Shareholder’s name with respect to each matter to be voted on at the meeting. A “Shareholder of record” is a person or entity who holds shares on the record date that are registered in such Shareholder’s name on the records of Southwest’s transfer agent. A person or entity who holds shares through a broker, bank, or other nominee is considered a “beneficial owner” of the shares. You may receive more than one set of proxy materials. This means your shares are held in more than one account. Please vote all of your shares.

Voting by Shareholders of Record. If you are a Shareholder of record, you may vote by completing and returning the enclosed proxy card. You may also vote by telephone from the United States, using the number on the proxy card, or through the Internet, using the instructions on the proxy card. Shares represented by proxy will be voted at the meeting and may be revoked at any time prior to the time at which they are voted by (i) timely submitting a valid, later-dated proxy; (ii) delivering a written notice of revocation to the Corporate Secretary of the Company; or (iii) voting in person at the meeting. Please note that attending the meeting without completing a ballot will not revoke any previously submitted proxy. If you properly complete and sign your proxy card but do not indicate how your shares should be voted on a matter, the shares represented by your proxy will be voted in accordance with the recommendation of the Company’s Board of Directors.

Voting by Beneficial Owners. If you are a beneficial owner of shares, these proxy materials are being forwarded to you by your broker (or bank or other nominee) who is considered the Shareholder of record of your shares. As the beneficial owner of the shares, you are entitled to direct your broker as to how to vote your shares.

You may so instruct your broker by completing the voting instruction card the broker provides to you. You may also vote by telephone or through the Internet as described in the applicable instructions your broker has provided with these proxy materials. You may change your vote by submitting new voting instructions to your broker in accordance with such broker’s procedures. If you provide voting instructions to your broker, your shares will be voted as you direct. If you do not provide voting instructions, pursuant to the rules of the New York Stock Exchange (the “NYSE”), your broker may vote your shares only with respect to proposals as to which it has discretion to vote under the NYSE’s rules. For any other proposals, the broker may not vote your shares at all, which is referred to as a “broker non-vote.” Please note that, in the absence of your specific instructions as to how to vote, your broker may not vote your shares with respect to any of the proposals included in this Proxy Statement except for Proposal 3 (Ratification of the Selection of Independent Auditors), so please provide instructions to your broker regarding the voting of your shares. As the beneficial owner of shares, you are invited to attend the meeting; however, you may not vote your shares in person at the meeting unless you obtain a legal proxy from the Shareholder of record of your shares.

Quorum; Effect of Abstentions and Broker Non-Votes

The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of the Company’s common stock entitled to vote at the meeting is necessary to constitute a quorum. Shareholders of record at the close of business on March 18, 2014, are entitled to vote at the meeting. As of that date, the Company had issued and outstanding 691,324,158 shares of common stock. Abstentions and broker non-votes are each included in the determination of the number of shares present and entitled to vote at the meeting for purposes of determining the presence or absence of a quorum for the transaction of business at the meeting; however, neither abstentions nor broker non-votes are counted as voted either for or against a proposal and, as such, will not affect the outcome of the vote on any proposal. If you are a beneficial owner of shares and do not provide voting instructions to your broker, your broker will only be entitled to vote your shares in its discretion with respect to Proposal 3 (Ratification of the Selection of Independent Auditors). Your broker will not be able to vote your shares in its discretion with respect to Proposals 1 or 2, and your vote will be counted as a “broker non-vote” on those proposals.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the Annual Meeting of Shareholders, ten Directors are to be elected for one-year terms expiring in 2015. Gary C. Kelly, Ron Ricks, and Mark R. Shaw have been selected as a proxy committee by the Board of Directors, and it is the intention of the proxy committee that, unless otherwise directed therein, proxies will be voted for the election of all of the nominees listed below. Although it is not contemplated that any of the nominees will be unable to serve, if such a situation arises prior to the meeting, the proxy committee will act in accordance with its best judgment. Each of the nominees has indicated his or her willingness to serve as a member of the Board of Directors, if elected.

The following sets forth certain information for each nominee for Director of the Company.

Name	Director Since	Age*
David W. Biegler	2006	67
J. Veronica Biggins	2011	67
Douglas H. Brooks	2010	61
William H. Cunningham	2000	70
John G. Denison	2008	69
Gary C. Kelly	2004	58
Nancy B. Loeffler	2003	67
John T. Montford	2002	70
Thomas M. Nealon	2010	53
Daniel D. Villanueva	2008	76

*	As of February 28, 2014.

David W. Biegler has served as Chairman and Chief Executive Officer of Southcross Energy Partners GP, LLC (“Southcross GP”) since August 2011 and as its President since October 2012. Southcross GP is the general partner of Southcross Energy Partners, L.P., a limited partnership that was formed to own, operate, develop, and acquire midstream energy assets. Since July 2009, Mr. Biegler has served as Chairman and Chief Executive Officer of Southcross Energy LLC, which is currently the sole owner of Southcross GP. From 2003 to 2012, Mr. Biegler served as Chairman and Chief Executive Officer of Estrella Energy LP, a former investor in Southcross Energy, LLC. Mr. Biegler also served as interim President and Chief Executive Officer of Dynegy Inc., a provider of wholesale power, capacity, and ancillary services, from March 12, 2011, to April 11, 2011. He retired as Vice Chairman of TXU Corp. at the end of 2001, having served TXU Corp. as President and Chief Operating Officer from 1997 until 2001. He previously served as Chairman, President, and Chief Executive Officer of ENSERCH Corporation from 1993 to 1997. During the past five years, Mr. Biegler has served as a Director of the following companies that are or were publicly traded: Trinity Industries, Inc. (since 1992); Animal Health International, Inc. (2007-2011); Dynegy Inc. (2003-2011); and Guaranty Financial Group Inc. (2008-2009). Mr. Biegler also serves as a Director for Austin Industries. In November 2011, after Mr. Biegler had resigned from the Dynegy Inc. Board, certain subsidiaries of Dynegy Inc. filed for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code.

The Board has concluded that Mr. Biegler should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Biegler’s extensive experience as a Chief Executive Officer and Chief Operating Officer enable him to contribute significantly to the Board’s oversight responsibilities on matters relating to operational and financial strategies and risks, particularly in his roles as a member of the Board’s Audit Committee and Safety and Compliance Oversight Committee; (ii) Mr. Biegler’s senior management experience, as well as his experience from serving on multiple public company boards, enable him to contribute significantly with respect to the Board’s oversight of matters relating to executive compensation and compensation strategies, particularly in his role as Chair of the Board’s Compensation Committee; and (iii) Mr. Biegler’s broad-based knowledge in energy marketing is particularly pertinent in assisting the Board with its oversight of the Company’s fuel hedging program.

J. Veronica Biggins is a Managing Director in the Atlanta office of Diversified Search LLC, an executive and board search firm. Ms. Biggins was Managing Partner of the Atlanta office of Hodge Partners from 2007 until 2011 when Hodge Partners, also an executive and board search firm, became a part of Diversified Search. Ms. Biggins served as Assistant to the President of the United States and Director of Presidential Personnel under President William Jefferson Clinton and has also served as Chair of the Czech Slovak American Enterprise Fund. Ms. Biggins’ background includes 20 years’ experience with NationsBank (now Bank of America) and its predecessor. Prior to joining the White House, Ms. Biggins was one of the highest ranking women in the banking industry. During the past five years, Ms. Biggins has served as a Director of the following companies that are or were publicly traded: Avnet, Inc. (since 1997); Zep, Inc. (2007-2012); and AirTran Holdings, Inc. (2001-2011). Ms. Biggins has also served on a number of non-profit boards.

The Board has concluded that Ms. Biggins should continue to serve as a Director for the Company for the following reasons, among others: (i) Ms. Biggins brings to the Board extensive financial expertise, knowledge of the airline industry, and institutional knowledge of AirTran’s operations; (ii) Ms. Biggins has extensive knowledge of compensation and governance matters as a result of her service on the compensation and nominating and corporate governance committees for other publicly-traded companies; and (iii) Ms. Biggins’ knowledge of the Atlanta market, along with her community involvement and charitable work, is valuable because of the Company’s significant focus in these areas.

Douglas H. Brooks served as Chairman of the Board of Brinker International, Inc., a casual dining restaurant company, from November 2004 to December 2013, as its Chief Executive Officer from January 2004 to January 2013, and as its President from January 1999 to January 2013. Mr. Brooks also served in other capacities for Brinker including as its Chief Operating Officer and as President of Chili’s Grill & Bar. During the past five years, Mr. Brooks has served as a Director of the following companies that are or were publicly traded: Brinker International, Inc. (1999-2013); AutoZone, Inc. (since 2013); and ClubCorp Holdings, Inc. (since 2013). Mr. Brooks also serves on the Board of Directors of Limbs for Life and is a member of the Professional Advisory Board for St. Jude Children’s Research Hospital.

The Board has concluded that Mr. Brooks should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Brooks adds a unique skill set to the Board because of his lengthy service as a Chief Executive Officer of a company with tens of thousands of employees and operations in the United States, its territories, and numerous other countries outside of the United States; (ii) Mr. Brooks’ skill set is particularly valuable to the Board and the Company in connection with AirTran’s international operations and the Company’s exploration of additional international opportunities; (iii) Mr. Brooks’ experience managing a company with a large employee base is particularly beneficial to the Board because of the importance to the Company of strong employee relations; and (iv) Mr. Brooks’ experience managing a company that must focus on customer service is particularly beneficial to the Board because of the importance of customer service to the Company.

William H. Cunningham, Ph.D. has been a professor at The University of Texas at Austin since 2000 and holds the James L. Bayless Chair for Free Enterprise at the University’s Red McCombs School of Business. Dr. Cunningham served as Chancellor and Chief Executive Officer of The University of Texas System from 1992 to 2000 and as President of The University of Texas at Austin from 1985 to 1992. During the past five years, Dr. Cunningham has served as a Director of the following companies that are or were publicly traded: Lincoln National Corporation (since 2006); Resolute Energy Corporation (formerly Hicks Acquisition Company I, Inc., since 2007); LIN Media LLC, successor registrant to LIN TV Corp., (since 2009 and from 2002-2008); Introgen Therapeutics, Inc. (2000-2009); and Hayes Lemmerz International, Inc. (2003-2009). Dr. Cunningham is also a disinterested Director of John Hancock Funds, III, a registered investment company.

The Board has concluded that Dr. Cunningham should continue to serve as a Director for the Company for the following reasons, among others: (i) Dr. Cunningham holds a Ph.D. and a Masters of Business Administration in Business, which, combined with his experience as an executive, brings valuable financial and strategic expertise and perspectives to the Board, particularly in his roles as Presiding Director and as a member of the Audit Committee; and (ii) Dr. Cunningham has served on over 25 corporate boards and teaches corporate governance at The University of Texas Schools of Law and Business, which enables him to bring valuable and current governance expertise to the Board, particularly in his roles as Presiding Director and Chair of the Nominating and Corporate Governance Committee.

John G. Denison served as Chairman of the Board for Global Aero Logistics Inc. (“Global”), a diversified passenger airline, from January 2006 until April 2008. Mr. Denison came out of retirement in January 2005 to join Global as its Co-Chief Restructuring Officer. He also served as President and Chief Executive Officer of ATA Airlines Inc. (“ATA”), a subsidiary of Global, from February 2005 until December 2006. In his capacities with Global and ATA, Mr. Denison’s responsibilities included, among others, managing or supervising business plans, collective bargaining negotiations, restructurings, financings, and major contract negotiations. ATA filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code in April 2008. Mr. Denison also serves on the Board of Directors of Community for Permanent Supported Housing.

The Board has concluded that Mr. Denison should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Denison holds a Masters of Business Administration in Finance and has previously served as a Chief Financial Officer; (ii) Mr. Denison’s extensive experience in the airline industry, combined with his extensive experience in the area of financial reporting, brings a unique and valuable perspective to the Board with respect to the Company’s operations and risks, particularly in his roles as a member of the Company’s Audit Committee and Chair of the Safety and Compliance Oversight Committee; and (iii) Mr. Denison’s experience with business plans, collective bargaining negotiations, and major contract negotiations are extremely valuable to the Board’s strategic discussions.

Gary C. Kelly has served as the Company’s Chairman of the Board since May 2008, as its President since July 2008, and as its Chief Executive Officer since July 2004. Mr. Kelly also served as the Company’s Executive Vice President and as its Chief Financial Officer from June 2001 to July 2004 and Vice President Finance and Chief Financial Officer from 1989 to 2001. Mr. Kelly joined the Company in 1986 as its Controller. During the past five years, Mr. Kelly has served as a Director of one publicly traded company other than Southwest: Lincoln National Corporation (since November 2009). Mr. Kelly also serves as Chairman of the Board of Directors for Airlines for America.

The Board has concluded that Mr. Kelly should continue to serve as a Director for the Company for the following reasons, among others: (i) he is the Company’s Chief Executive Officer and has been with the Company for over 25 years; (ii) his role and his experience enable him to bring invaluable operational, financial, regulatory, governance, and cultural perspectives to the Board; and (iii) his role and his experience enable him to continually educate and advise the Board on the Company’s industry and related opportunities, issues, and challenges.

Nancy B. Loeffler has served as a consultant for Frost Bank since July 2009 and as a member of the Frost Bank Advisory Board since October 2008. A long-time advocate of volunteerism, Ms. Loeffler currently serves on the Alamo Endowment Board of Directors in addition to the boards of The Briscoe Western Art Museum and The National Cowgirl Museum. In addition, she serves as Chair of the World Affairs Council of San Antonio, and is a member of the prestigious Kripke Legend Award Selection Committee for women in cancer research. She has served as Chair of The University of Texas MD Anderson Cancer Center Foundation, as well as on the Board of Trustees for the Vice President’s Residence Foundation in Washington, D.C.

The Board has concluded that Ms. Loeffler should continue to serve as a Director for the Company for the following reasons, among others: (i) Ms. Loeffler’s background provides the Board with valuable perspectives on governmental affairs and the legislative process; and (ii) her extensive experience with community service and cultural affairs is valuable to the Board because of the Company’s significant focus on these areas.

John T. Montford has been President and Chief Executive Officer of JTM Consulting, LLC since January 2010. Mr. Montford was retained by General Motors in January 2010 as a consultant and served in the capacity of Senior Advisor of Government Relations and Global Public Policy until January 2012. In his consulting role, Mr. Montford also served on the Executive Committee of General Motors. From 2001 through 2009, Mr. Montford served in a number of positions in the telecommunications industry. These included: President of Southwestern Bell and Southern New England Company, External Affairs (2001-2005); Senior Vice President for Legislative and Regulatory Affairs for SBC and AT&T (2005-2007); and President, Western Region, AT&T Services (2008-2009). Mr. Montford was Chancellor of the Texas Tech University System from 1996 to 2001 and also served in the Texas Senate from 1983 to 1996, where he served as both Chairman of the Senate Finance Committee and Chairman of the Senate State Affairs Committee. In 2002, Mr. Montford was named Chancellor Emeritus of the Texas Tech University System. He is a former active duty U.S. Marine Officer and an elected District Attorney. During the past five years, Mr. Montford has served as a Director of one publicly traded company other than Southwest: Fleetwood Enterprises, Inc. (1999-2009).

The Board has concluded that Mr. Montford should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Montford’s extensive executive experience in the areas of governmental relations, regulatory affairs, and public policy is valuable to a heavily-regulated company like Southwest; (ii) this same experience enables Mr. Montford to provide valuable perspectives and input on governance matters, particularly in his roles as a member of the Board’s Nominating and Corporate Governance Committee and Compensation Committee; and (iii) his experience as Chairman of the Senate Finance Committee (for example, his role in drafting a budget of over $100 billion for the State of Texas) brings valuable perspectives to the Company in connection with its financial strategies and reporting, particularly in his role as Chair of the Board’s Audit Committee.

Thomas M. Nealon served as Group Executive Vice President of J.C. Penney Company, Inc., a retail company, from August 2010 until December 2011. Mr. Nealon also served as J.C. Penney’s Executive Vice President & Chief Information Officer from September 2006 until August 2010. Prior to joining J.C. Penney, Mr. Nealon was a partner with The Feld Group, a provider of information technology consulting services, where he served in a consultant capacity as Senior Vice President & Chief Information Officer for the Company from 2001 to 2006. Mr. Nealon also served as Chief Information Officer for Frito-Lay, a division of PepsiCo, Inc., from 1996 to 2000, and in various software engineering, systems engineering, and management positions, for Frito-Lay from 1983 to 1996. Mr. Nealon received the 2010 MIT Sloan School of Business Award for Innovation Leadership and was recognized by Information Week as a “Premiere 100 CIO” in 2006 and 2010. During the past five years, Mr. Nealon has served as a Director of one publicly traded company other than Southwest: Fossil, Inc. (since April 2012).

The Board has concluded that Mr. Nealon should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Nealon brings a technology dimension to the Board: in his roles with J.C. Penney, Mr. Nealon oversaw J.C. Penney’s Internet site, jcp.com, as well as other information technology, including the design and development of systems and infrastructure to support J.C. Penney’s strategic business objectives; (ii) Mr. Nealon’s technology expertise is particularly significant to the Company and the Board because of the continually increasing importance of technology to the success of the Company’s strategic initiatives; and (iii) in his roles with J.C. Penney, Mr. Nealon was also responsible for corporate planning and strategy, which enables him to offer practical insight with respect to the Company’s strategic initiatives and long-term operating plans.

Daniel D. Villanueva has been a partner in Rustic Canyon/ Fontis Partners, LP, a California-based private equity firm, since 2005 and has been President of The Villanueva Companies since 2012. Mr. Villanueva previously was Managing Partner of Bastion Capital Corporation, a private equity investment fund, from 1993 to 2005. Mr. Villanueva also has over 25 years’ experience as a television executive, having served as Senior Vice President, Partner, and Director at Spanish International Communications Corp. and its successor company Univision Group over the period from 1964 to 1990. Mr. Villanueva has also developed and sold numerous broadcasting properties across the United States. Mr. Villanueva’s civic activities have included board memberships of the American Red Cross, the National Association of Broadcasters, National Junior Achievement, National YMCA, the National Hispanic Education Fund, the California Broadcasters Association, the California Economic Development Corporation, the Greater Los Angeles Chamber of Commerce, KCET Public Television, the United Way, Stanford Graduate School of Business, the Ventura County Community Foundation, and the Museum of Contemporary Art. Mr. Villanueva was also a Commissioner of the 1984 Summer Olympic Games in Los Angeles. During the past five years, he has served as a Director of one publicly traded company other than Southwest: Fleetwood Enterprises, Inc. (2003-2009).

The Board has concluded that Mr. Villanueva should continue to serve as a Director for the Company for the following reasons, among others: (i) Mr. Villanueva brings valuable entrepreneurial experience to the Board, particularly at a time at which the Company continues to execute many significant strategic initiatives; (ii) his expertise in the communications space is valuable to the Board as the Company addresses technological initiatives and challenges; (iii) his geographic presence on the West coast is valuable in connection with the Company’s significant operations in that area; and (iv) his strong commitment to civic service is relevant in connection with the Company’s similar commitment.

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of a majority of the votes cast by the holders of shares entitled to vote in the election of Directors is required to elect Directors. A majority of the votes cast means the number of votes cast “for” a Director must exceed the number of votes cast “against” that Director.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the election of each of the nominees for Director named above. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

CORPORATE GOVERNANCE

General

The business of the Company is managed under the direction of the Board of Directors. Pursuant to the requirements of the NYSE, a majority of the members of the Board must be independent, as defined by NYSE rules. The Board of Directors meets on a regularly scheduled basis to review significant developments affecting the Company, to act on matters requiring approval by the Board, and to otherwise fulfill its responsibilities. The Board of Directors has adopted Corporate Governance Guidelines, based on the recommendation of its Nominating and Corporate Governance Committee, to further its goal of providing effective governance of the Company’s business for the long-term benefit of the Company’s Shareholders, Employees, and Customers. These guidelines set forth policies concerning overall governance practices for the Company, including the following:

•	Qualifications of Directors
•	Board Meetings
•	Director Responsibilities
•	Independence of Directors
•	Size of Board and Selection Process
•	Resignation Policy
•	Board Committees
•	Executive Sessions; Communications with Non-Management Directors
•	Board Self-Evaluation
•	Ethics
•	Director and Senior Management Compensation
•	Direct Stock Ownership
•	Access to Management
•	Access to Independent Advisors
•	Director Orientation and Continuing Education
•	Public Communications
•	Other Practices

The Company’s Corporate Governance Guidelines, along with its Code of Ethics and the Charters for its Audit, Compensation, and Nominating and Corporate Governance Committees, are available on the Company’s website, www.southwest.com. Shareholders may also obtain copies of these documents upon written request to Southwest Airlines Co., Investor Relations, HDQ-6IR, P.O. Box 36611, Dallas, Texas 75235.

Board Membership and Qualifications

General Qualification Requirements; Diversity Considerations. The Company’s Nominating and Corporate Governance Committee is responsible for recommending to the Board the criteria for Board membership, as set forth in the Company’s Corporate Governance Guidelines. The Corporate Governance Guidelines require that members of the Board (i) possess the highest personal and professional ethics, integrity, and values; (ii) possess practical wisdom and mature judgment; (iii) be committed to the best long-term interests of the Company’s Employees, Customers, and Shareholders; (iv) be willing to devote sufficient time to fulfill their responsibilities; and (v) be willing to serve on the Board for an extended period of time. The Corporate Governance Guidelines also require the following factors to be considered in connection with the nomination or appointment of new Board members: (i) finance, marketing, government, education, and other professional experience or knowledge relevant to the success of the Company in the current business environment; (ii) independence (for non-management Directors); (iii) in the case of current Directors being considered for re-nomination, a Director’s past attendance at Board and committee meetings and participation in and contributions to such meetings; and (iv) diversity. Each individual is evaluated in the context of the Board as a whole, with the objective of recommending to Shareholders a group that collectively can best serve the long-term interests of the Company’s Employees, Customers, and Shareholders. The Board does not have a formal policy with regard to Board member diversity. Rather, diversity is one of many factors considered by the Board in assessing the qualifications of Board candidates. Furthermore, in considering diversity, the Board takes into account various types of diversity, such as diversity of experience, geography, gender, ethnicity, color, and age, with the goal of obtaining diverse perspectives. The Board’s primary consideration is to identify candidates with the background, experience, and skills that will best fulfill the Board’s and the Company’s needs at the time a search is being conducted. Therefore, the Board does not believe it is appropriate to either nominate or exclude from nomination an individual based on gender, ethnicity, color, age, or similar factors.

The Corporate Governance Guidelines prohibit non-Employee Directors from serving on more than six public company boards and prohibit Employee Directors from serving on more than three public company boards. The Corporate Governance Guidelines also require that the nature and time involved in a Director’s service on other boards be considered in connection with the evaluation of the suitability of that Director. In addition, in accordance with the Corporate Governance Guidelines, Directors should advise the Chairman of the Board and the Chairman of the Nominating and Corporate Governance Committee in advance of accepting an invitation to serve on the board of directors, the audit committee, or the compensation committee of another publicly-traded company.

Attendance at Meetings. The Board of Directors held six meetings during 2013 (some of which spanned two days). During 2013, each of the Company’s current Directors attended at least 75 percent of the total number of Board and applicable committee meetings. It is the Board’s policy that every Director and nominee for Director should make every effort to attend the Company’s Annual Meeting of Shareholders. All of the Company’s Directors attended the 2013 Annual Meeting of Shareholders.

Board Leadership Structure

Gary C. Kelly, the Company’s Chief Executive Officer, also serves as the Company’s Chairman of the Board. The Board of Directors believes this is in the best interests of the Company and its Shareholders because Mr. Kelly is in the best position to (i) properly and timely identify matters that should be brought to the Board’s attention, (ii) prioritize Board agenda items, and (iii) identify the individuals in the best position to present agenda items. The Board believes this structure is considerably more efficient and effective than (i) requiring an outside Chairman of the Board to duplicate many of the Chief Executive Officer’s efforts or (ii) requiring the Chief Executive Officer to relay communications through another member of the Board. In addition, the Board believes the following practices accomplish independent oversight of management without the need to separate the roles of the Chief Executive Officer and the Chairman of the Board:

•	All members of the Board, other than the Chief Executive Officer, are independent, and each member is elected annually by the Company’s Shareholders.

•	All members of the Board’s Audit, Compensation, Nominating and Corporate Governance, and Safety and Compliance Oversight Committees are independent.

•

The Board meets, at a minimum, six times per year, and at each regular meeting of the Board, the Board is apprised of the Company’s operations and strategies through briefings by (i) the Chief Executive Officer, (ii) other members of senior management with key responsibilities for the Company’s ongoing operations and current initiatives, and (iii) any other Employees or advisors requested by the Board.

•	In addition to regularly scheduled updates, the Board and its committees also regularly request updates from management regarding matters deemed significant at any given time.

•	The independent Board members hold executive sessions outside the presence of the Chief Executive Officer and other management.

•	The Board and its committees provide regular input regarding items to be covered in future agendas.

In addition, pursuant to the Company’s Corporate Governance Guidelines, the Board is required to appoint an independent member of the Board to serve as its Presiding Director. The duties of the Presiding Director, which is the Board’s lead independent Director, include the following:

•	presiding over executive sessions of the non-management Directors;

•	consulting with the Chairman of the Board concerning the Board’s agendas;

•	coordinating the activities of the non-management and independent Directors and the agenda for executive sessions;

•	communicating feedback to the Chief Executive Officer following executive sessions;

•	facilitating communications between the Board and the Chief Executive Officer;

•	at the standing invitation of the Board’s committees, attending meetings of Board committees on which the Presiding Director does not already serve;

•

assisting the Nominating and Corporate Governance Committee with its oversight of the annual evaluation of the Board and its committees and communicating results of individual Director assessments to individual Board members;

•	consulting with the Nominating and Corporate Governance Committee with respect to recommendations for the assignment of Board members to the Board’s committees; and

•	communicating (along with the Chair of the Compensation Committee) the results of the Board’s evaluation of the Chief Executive Officer.

The Board believes all of the foregoing factors provide an appropriate balance between effective and efficient Company leadership and sufficient oversight by non-Employee Directors.

Executive Sessions and Communications with Non-Management Directors

Pursuant to the Company’s Corporate Governance Guidelines, the non-management members of the Board of Directors are required to meet at regularly scheduled executive sessions without the presence of management. The Board’s Presiding Director, Dr. William H. Cunningham, presides over these executive sessions. Shareholders and any other interested parties may communicate directly with the Presiding Director or any or all of the non-management or other members of the Board by writing to such Director(s), c/o Southwest Airlines Co., Attn: Presiding Director, P. O. Box 36611, Dallas, Texas 75235.

Risk Oversight

Responsibility for risk oversight is primarily that of the Company’s management. Pursuant to the Company’s Corporate Governance Guidelines, the Board is responsible for assessing major risks facing the Company and reviewing options to mitigate such risks. The Board’s oversight of major risks occurs at both the full Board level and at the Board committee level. The Board and its committees use the following procedures to monitor and assess risks.

The Board. The Chief Executive Officer, members of senior management, and other personnel and advisors, as requested by the Board, report on the Company’s financial and operating strategies, as well as related risks, at every regular meeting of the Board. Based on these reports, the Board requests follow-up data and presentations to address any specific concerns and recommendations.

The Audit Committee. In accordance with the requirements of the NYSE, the Audit Committee assists the Board with its oversight responsibilities by discussing the Company’s major financial risk exposures, its policies with respect to risk assessment and risk management, and the steps management has taken to monitor and control or mitigate financial risk exposures. The Audit Committee discusses with the Company’s management, as well as the Company’s Internal Audit Department (including in executive sessions), the Company’s policies with respect to risk assessment and risk management and advises management on its risk assessment approach and its prioritization of risks. The Audit Committee also receives regular reports on, and assessments of, the Company’s internal controls from the Company’s Internal Audit Department and members of management responsible for financial controls. In addition, the Audit Committee receives the independent auditor’s assessment of the Company’s internal controls and financial risks, which includes the independent auditor’s report on its procedures for identifying fraud and addressing any risk of management override. At each of its regular meetings, the Audit Committee also receives management reports regarding specific areas of financial risk and discusses strategies to mitigate risk.

The Safety and Compliance Oversight Committee. The Board’s Safety and Compliance Oversight Committee assists the Board with overseeing the Company’s activities with respect to safety and operational compliance. Pursuant to its Charter, the Safety and Compliance Oversight Committee is responsible for periodically assessing the Company’s safety and operational compliance obligations and associated risks and performance relative to those standards. In fulfilling this responsibility, the Safety and Compliance Oversight Committee regularly specifies areas to be addressed at its meetings and requires that individuals from a variety of operational levels be available to discuss their areas of responsibility and respond to questions.

The Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee receives updates and advice from management and outside advisors regarding the Company’s procedures for complying with corporate governance regulations, as well as with respect to the Company’s governance structure and protections. This Committee also reviews the Company’s Corporate Governance Guidelines at least annually to further the Company’s goal of providing effective governance.

The Compensation Committee. The Compensation Committee receives updates and advice on the ongoing advisability of the Company’s compensation practices from both management and its independent consultant. The Compensation Committee also assists the Board with its annual review of succession planning.

The Compensation Committee is aware of the need to routinely assess the Company’s compensation policies and practices as they relate to the Company’s risk management and whether the structure and administration of the Company’s compensation and incentive programs could influence risk-taking throughout the organization. The Compensation Committee has determined that the compensation policies and practices for the Company’s Employees are not reasonably likely to have a material adverse effect on the Company for the following reasons, among others:

•

The Compensation Committee’s bonus determinations take into account multiple general performance standards established by the Company to support its overall strategies and goals rather than a single measure such as stock price performance or earnings. This has served as a multi-dimensional tool for the Compensation Committee to use in awarding bonuses, so that factors that are deemed significant to industry and operational performance are considered in addition to financial measures. This multi-dimensional approach reduces the risk that can be created when financial results are the only drivers of incentive payments. The Compensation Committee believes it is important to take into account multiple measures of financial and operational performance, as well as comparative pay in the market, for the following reasons, among others: (i) using a measure such as the Company’s stock price performance at any specified point in time is not necessarily indicative of the Company’s overall financial and operational performance, (ii) the Compensation Committee believes that rewarding Employees based solely on a measure such as stock price appreciation could create business risks by effectively encouraging Employees to focus on short-term results at the expense of the long-term financial and operational health of the Company, and (iii) the Compensation Committee believes that basing short-term incentive compensation on a single measure such as stock price performance presents serious retention risks.

•

The Compensation Committee has historically exercised a certain amount of discretion in awarding bonuses, in part to minimize the risk-taking that can result from a strict application of performance-based awards.

•	Incentive compensation is used responsibly. Approximately 243 of the Company’s Employees were eligible to receive bonuses for 2013.

•

The Compensation Committee has adopted a clawback policy, pursuant to which, to the extent permitted by governing law, the Company may seek to recoup certain incentive-based compensation in the event the Company is required to restate its publicly-reported financial statements due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct.

•	The Company’s Insider Trading Policy prohibits Employees from entering into hedging transactions with respect to the Company’s securities.

Committees of the Board

The Board has established the following standing committees to assist it with fulfilling its responsibilities: (i) Audit, (ii) Compensation, (iii) Nominating and Corporate Governance, (iv) Safety and Compliance Oversight, and (v) Executive. The following table provides information on the Board’s current committee memberships.

Name	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee	Safety and Compliance Oversight Committee	Executive Committee
David W. Biegler	X	Chair		X
J. Veronica Biggins		X
Douglas H. Brooks			X
William H. Cunningham	X		Chair		X
John G. Denison	X			Chair	X
Gary C. Kelly					Chair
Nancy B. Loeffler		X
John T. Montford	Chair	X	X
Thomas M. Nealon			X	X
Daniel D. Villanueva		X		X

Audit Committee. The primary functions of the Audit Committee include assisting the Board in its oversight of (i) the integrity of the Company’s financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independent auditor’s qualifications and independence, and (iv) the performance of the Company’s internal audit function and independent auditors. The Audit Committee held ten meetings during 2013. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended, and the Board has determined that each of the members of the Audit Committee is independent under all applicable rules of the Securities and Exchange Commission (the “SEC”) and the NYSE governing Audit Committee membership. The Board has also determined that all four members of the Audit Committee satisfy the criteria adopted by the SEC to serve as an “audit committee financial expert” for the Audit Committee.

Compensation Committee.

•

General. The primary functions of the Compensation Committee include (i) reviewing and approving corporate goals and objectives relevant to the compensation of the Chief Executive Officer; (ii) evaluating the Chief Executive Officer’s performance in light of those goals and objectives; (iii) together with the other independent members of the Board (as directed by the Board and to the extent consistent with any applicable plan documents or law), determining and approving the Chief Executive Officer’s compensation level based on the Compensation Committee’s evaluation; (iv) with the advice of the Chairman of the Board and the Chief Executive Officer, conducting an annual review of the compensation structure of the Company’s officers and approving the salary, bonus, and other incentive and equity-related compensation for each of the Company’s executive officers who are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended (“Reporting Officers”); (v) reviewing and approving all stock-based compensation arrangements for Employees of the Company (including executive officers) and making recommendations to the Board with respect to equity-based plans that are subject to Board approval; and (vi) making recommendations to the Board with respect to non-CEO Reporting Officer compensation and incentive compensation plans that are subject to Board approval. The Compensation Committee is also responsible for reviewing non-Employee Director compensation at least annually and making any related recommendations to the full Board. To the extent permitted by applicable law and regulations, the Compensation Committee has the power to delegate any of the authority above to subcommittees or to individual members of the Compensation Committee, as it deems appropriate. The Board has determined that each of the members of the Compensation Committee is (i) independent under the NYSE’s rules governing Compensation Committee membership; (ii) a “non-employee director” under Rule 16b-3 of the

Securities Exchange Act of 1934, as amended; and (iii) an “outside director” under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Compensation Committee held six meetings during 2013 (some of which spanned two days).

•

Role of executive officers in determining or recommending the amount or form of executive and Director compensation. At the Compensation Committee’s request, the Company’s Chief Executive Officer and Chief People Officer provide regular input regarding compensation designs and recommendations presented to the Compensation Committee. In connection with the Compensation Committee’s decisions, the Chief Executive Officer also reviews with the Compensation Committee the relative roles, scope of responsibilities, and performance of the Company’s other executive officers. The roles of the Chief Executive Officer and the Chief People Officer in connection with the Compensation Committee’s determinations are discussed in more detail below under “Compensation of Executive Officers — Compensation Discussion and Analysis.”

•

Use of consultants. The Compensation Committee is directly responsible for the appointment, retention, compensation, and oversight of the work of any compensation consultant, independent legal counsel, or other advisor retained by the Compensation Committee in its sole discretion. During 2013, the Compensation Committee continued to engage Pay Governance LLC, an independent executive compensation advisory firm, as the Compensation Committee’s independent consultant. With respect to executive compensation earned for 2013, the Compensation Committee based its decisions in part on market data provided by its consultant in 2012 and 2013, as well as recommendations from the consultant with respect to form and amount of executive compensation. Market data is discussed below under “Compensation of Executive Officers – Compensation Discussion and Analysis – Role of Independent Compensation Consultant; Benchmarking; Market Data.”

In 2013, at the Compensation Committee’s request, its consultant also provided data and assessments related to the adequacy and effectiveness of the Company’s compensation program for non-Employee members of the Board. Based on this information, the Compensation Committee recommended the changes in non-Employee Director compensation disclosed below under “Compensation of Directors – Fiscal 2013 Director Compensation.”

The Compensation Committee uses the information provided by its independent consultant (i) for the purpose of informing, as opposed to determining, the Compensation Committee’s decisions and (ii) to assist it in carrying out a multi-year plan for achieving a balance between compensation that is adequate for retention purposes and compensation that is appropriately linked to performance. The multi-year plan, which was implemented in 2010, is discussed in more detail below under “Compensation of Executive Officers – Compensation Discussion and Analysis.” Although the Compensation Committee considers any recommendations received from its consultant, the Compensation Committee’s decisions are ultimately based on its own assessment of the information provided to it in the context of the totality of the Company’s circumstances at any given point in time. Additional detail regarding the work performed by the independent consultant, as well as the Compensation Committee’s related determinations, is included below under “Compensation of Executive Officers — Compensation Discussion and Analysis.”

The Compensation Committee has considered the independence of its consultant in light of SEC rules and NYSE listing standards. The Compensation Committee received a letter from its consultant addressing its independence, which addressed the following factors: (i) other services provided to the Company by the independent consultant; (ii) fees paid by the Company as a percentage of the consultant’s total revenue; (iii) policies or procedures maintained by the consultant that are designed to prevent a conflict of interest; (iv) any business or personal relationships between the individual consultants involved in the engagement and members of the Compensation Committee; (v) any business or personal relationships between the Company’s executive officers and the independent consultant or the individual consultants involved in the engagement; and (vi) any Company stock owned by the individual consultants involved in the engagement. Questions intended to elicit information regarding business or personal relationships between the independent consultant and the individual consultants involved in the engagement and the Company’s Board members and executive officers were also included in the Company’s annual Director and Executive Officer Questionnaires. The Compensation Committee has discussed the independent consultant’s letter, as well as the responses to applicable questions in the Company’s annual Director and Executive Officer Questionnaires, and concluded that the work of the independent consultant did not raise any conflict of interest.

Nominating and Corporate Governance Committee. The primary functions of the Nominating and Corporate Governance Committee include (i) developing and annually reviewing and recommending to the Board a set of Corporate Governance Guidelines applicable to the Company; (ii) reviewing potential candidates for Board membership; (iii) recommending a slate of nominees to be selected by the Board for the Annual Meeting of Shareholders; (iv) recommending to the Board the composition of the Board’s Committees; and (v) overseeing the evaluation of the Board and management. The Nominating and Corporate Governance Committee identifies potential candidates for first-time nomination as a Board member using a variety of sources such as recommendations from current Board members, management, and contacts in communities served by the Company. The Board of Directors has determined that each of the members of the Nominating and Corporate Governance Committee is independent under the NYSE’s rules governing Board membership.

The Nominating and Corporate Governance Committee will also consider nominees submitted by Shareholders based on the criteria set forth in the Company’s Corporate Governance Guidelines; provided that such nominations are submitted in accordance with the requirements of the Company’s Bylaws. These requirements are discussed below under “Other Matters — Submission of Shareholder Proposals.” The Nominating and Corporate Governance Committee held four meetings during 2013.

Safety and Compliance Oversight Committee. The primary functions of the Safety and Compliance Oversight Committee include: (i) assisting the Board in overseeing the Company’s activities with respect to safety and operational compliance; (ii) periodically assessing the Company’s safety and operational compliance obligations and associated risks and performance relative to those standards; (iii) reviewing such policies, programs, and procedures as it shall deem necessary; (iv) meeting regularly with Company management to assess the Company’s safety and operational compliance practices generally; and (v) periodically reporting to the Board on the adequacy and effectiveness of the Company’s safety and operational compliance programs. The Safety and Compliance Oversight Committee held six meetings during 2013.

Executive Committee. The primary function of the Executive Committee is to assist the Board in fulfilling its oversight responsibilities. The Executive Committee has authority to act for the Board on most matters during the intervals between Board meetings. The Executive Committee did not hold any meetings during 2013.

Certain Relationships and Related Transactions, and Director Independence

Review, Approval, or Ratification of Transactions with Related Persons; Director Independence Determinations. The Company does not have a formal written policy with respect to the review, approval, or ratification of transactions with related persons, but has established procedures to identify these transactions and bring them to the attention of the Board for consideration. These procedures include formal written questionnaires to Directors and executive officers and written procedures followed by the Company’s Internal Audit Department to identify related person transactions.

The Company requires that all of its Directors and executive officers complete an annual questionnaire that requires them to identify and describe any transactions that they or their respective related parties may have with the Company, whether or not material. Separately, the Company’s Internal Audit Department analyzes accounts payable records to search for payments involving (i) the Company’s Directors and executive officers, (ii) known relatives of the Company’s Directors and executive officers, (iii) companies and organizations with which the Directors and executive officers are associated, and (iv) security holders known to the Company to be the beneficial owner of more than five percent of the Company’s common stock. The questionnaire for non-Employee Directors is also designed to elicit information that should be considered to determine that the

Company satisfies the NYSE’s requirement that a majority of its Board members be independent within the meaning of the NYSE’s rules. Relevant information regarding Directors is then provided to the Nominating and Corporate Governance Committee, which is responsible for evaluating the qualifications of Board nominees, including independence, and for making recommendations to the Board regarding (i) nominations for Board membership; and (ii) individual qualifications for committee membership, taking into account various additional regulatory requirements, including independence requirements, that specifically apply to the different Board committees. In making its recommendations to the Board, the Nominating and Corporate Governance Committee considers the following regulatory guidance: (i) Item 404(a) of Regulation S-K of the Securities Act of 1933, as amended (Transactions with Related Persons); (ii) Accounting Standards Codification Topic 850 (Related Party Disclosures); and (iii) the NYSE’s governance standards related to independence determinations. Based on the foregoing, the Board has determined that the following Board members are independent under applicable NYSE standards: David W. Biegler, J. Veronica Biggins, Douglas H. Brooks, William H. Cunningham, John G. Denison, Nancy B. Loeffler, John T. Montford, Thomas M. Nealon, and Daniel D. Villanueva.

Ongoing Reporting Obligations with Respect to Related Person Transactions. In order to provide an ongoing mechanism for monitoring related person transactions and Board member independence, each Board member and executive officer of the Company is required to sign an acknowledgement that he or she will promptly inform the Company of any new information that should be considered by the Board subsequent to the Director’s or executive officer’s completion of his or her annual questionnaire.

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

At the close of business on March 18, 2014, the record date for determining Shareholders entitled to notice of and to vote at the meeting, there were outstanding 691,324,158 shares of common stock, $1.00 par value, each share of which is entitled to one vote.

Security Ownership of Certain Beneficial Owners

The following table sets forth, as of February 28, 2014, information with respect to persons who, to the Company’s knowledge, beneficially own more than five percent of the Company’s common stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
PRIMECAP Management Company 225 South Lake Avenue, #400 Pasadena, CA 91101	79,678,194	(2)	11.4%

The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	43,082,845	(3)	6.2%

(1)	Percentages are calculated based on the number of outstanding shares of the Company’s common stock as of February 28, 2014, which was 697,521,559.

(2)	Information is based on an Amendment to Schedule 13G filed with the SEC on February 14, 2014, by PRIMECAP Management Company. PRIMECAP Management Company reported sole voting power with respect to 21,880,790 shares, sole dispositive power with respect to 79,678,194 shares, and no shared voting or dispositive power.

(3)	Information is based on an Amendment to Schedule 13G filed with the SEC on February 12, 2013, by The Vanguard Group. The Vanguard Group reported sole voting power with respect to 1,093,084 shares, sole dispositive power with respect to 41,991,242 shares, no shared voting power, and shared dispositive power with respect to 1,091,603 shares.

Security Ownership of Management

The following table sets forth, as of February 28, 2014, information regarding the beneficial ownership of the Company’s common stock by each of the members of the Company’s Board of Directors, each of the executive officers of the Company named in the Summary Compensation Table, and all current executive officers and Directors as a group.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class(2)
David W. Biegler(3)	41,150	*
J. Veronica Biggins(4)	23,974	*
Douglas H. Brooks(5)	43,443	*
William H. Cunningham	41,443	*
John G. Denison(6)	34,943	*
Gary C. Kelly(7)	523,566	*
Nancy B. Loeffler	23,401	*
John T. Montford	23,146	*
Thomas M. Nealon	19,778	*
Daniel D. Villanueva(8)	33,443	*
Tammy Romo(9)	75,216	*
Ron Ricks(10)	417,448	*
Michael G. Van de Ven(11)	141,211	*
Robert E. Jordan(12)	109,303	*
Current Executive Officers and Directors as a Group (15 persons)(13)	1,659,926	*

*	Less than 1%

(1)	Unless otherwise indicated, beneficial owners have sole rather than shared voting and investment power with respect to their shares, other than rights shared with spouses pursuant to joint tenancy or marital property laws.

(2)	Amounts include shares subject to options that were exercisable within 60 days of February 28, 2014, whether or not such options were in-the-money or have since expired.

(3)	Includes 4,707 shares held by Mr. Biegler’s spouse and 8,000 shares that Mr. Biegler had the right to acquire within 60 days pursuant to stock options.

(4)	Includes 32 shares held by Ms. Biggins’ spouse.

(5)	Includes 10,000 shares that Mr. Brooks had the right to acquire within 60 days pursuant to stock options.

(6)	Includes 10,000 shares that Mr. Denison had the right to acquire within 60 days pursuant to stock options.

(7)	Includes 100,000 shares that Mr. Kelly had the right to acquire within 60 days pursuant to stock options.

(8)	Includes 10,000 shares that Mr. Villanueva had the right to acquire within 60 days pursuant to stock options.

(9)	Includes 3,298 shares held for Ms. Romo’s account under the Company’s profit sharing plan, with respect to which she has the right to direct the voting, and 55,685 shares that Ms. Romo had the right to acquire within 60 days pursuant to stock options.

(10)	Includes 280,784 shares that Mr. Ricks had the right to acquire within 60 days pursuant to stock options.

(11)	Includes 653 shares held for Mr. Van de Ven’s account under the Company’s profit sharing plan, with respect to which he has the right to direct the voting, and 103,657 shares that Mr. Van de Ven had the right to acquire within 60 days pursuant to stock options.

(12)	Includes 9,372 shares held for Mr. Jordan’s account under the Company’s profit sharing plan, with respect to which he has the right to direct the voting, and 49,420 shares that Mr. Jordan had the right to acquire within 60 days pursuant to stock options.

(13)	In addition to the amounts disclosed in footnotes (3) through (12), includes 54,553 shares that the Company’s only other current executive officer had the right to acquire within 60 days pursuant to stock options.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion and Analysis

The Company is required to provide detailed compensation information in this Proxy Statement regarding its Chief Executive Officer, its Chief Financial Officer, and its three other most highly compensated executive officers who were serving as such at the end of fiscal 2013. For 2013, these executive officers, who will be referred to in this Proxy Statement as the “named executive officers,” were (i) Gary C. Kelly, Chairman of the Board, President, & Chief Executive Officer; (ii) Tammy Romo, Senior Vice President Finance & Chief Financial Officer; (iii) Ron Ricks, Executive Vice President & Chief Legal & Regulatory Officer; (iv) Michael G. Van de Ven, Executive Vice President & Chief Operating Officer; and (v) Robert E. Jordan, Executive Vice President & Chief Commercial Officer. For purposes of this Compensation Discussion and Analysis, the Compensation Committee will be referred to as the “Committee.”

Executive Summary

Set forth below is a summary of (i) the Company’s key accomplishments for 2013; (ii) the Company’s overall compensation objectives; (iii) the Committee’s consideration of the Company’s 2013 say-on-pay vote; (iv) the Committee’s overall approach to executive compensation; and (v) the Committee’s executive compensation decisions for 2013.

Company Performance

The Committee’s compensation decisions for 2013 reflect the Company’s strong performance in multiple financial and operational areas. The year 2013 marked the Company’s 41st consecutive year of profitability, an accomplishment unmatched in the U.S. airline industry. Specific 2013 achievements included the following, among others:

Financial and Strategic Accomplishments

•	The Company set the following full year records:

•	Net income: $754 million, or $1.05 per diluted share

•	Net income, excluding special items*: $805 million, or $1.12 per diluted share

•	Total operating revenues: $17.7 billion

•	Unit revenues (Operating revenues per available seat mile): 13.58 cents

•	Passenger unit revenues (Passenger revenues per available seat mile): 12.83 cents

•	Passenger revenue yield per revenue passenger mile: 16.02 cents

•	Revenue passenger miles (in thousands): 104,348,216

•	Return on invested capital, before taxes and excluding special items* (ROIC): 13.1 percent

•

The Company returned $611 million to its Shareholders through payment of $71 million in dividends (which was a 223 percent increase over 2012 and a 407 percent increase over 2011) and the repurchase of approximately 38 million shares of common stock for approximately $540 million (reducing its shares outstanding by almost 5.2 percent).

•	The Company ended 2013 with $3.2 billion of cash and short-term investments.

•	Net cash provided by operations for 2013 was $2.48 billion, and the Company generated approximately $1.03 billion in free cash flow* in 2013.

•	The Company reduced debt and capital lease obligations by $313 million.

•	Adjusted for stage length, Southwest had lower unit costs, on average, than the vast majority of major domestic carriers.

•	The Company estimates it achieved approximately $400 million in annual net pre-tax synergies (excluding acquisition and integration expenses) in 2013 related to the acquisition of AirTran.

•

The Company completed the 143-seat Evolve interior cabin configuration retrofit of 372 Southwest 737-700 aircraft and 78 Southwest 737-300s. By maximizing the space inside the plane, the Evolve configuration allows for the added benefit of six additional seats, along with more climate-friendly and cost-effective materials.

•

The Company transitioned 22 AirTran 717-200 aircraft out of active service as part its agreement to lease or sublease all 88 of AirTran’s Boeing 717-200 aircraft to Delta over a multi-year period. As of December 31, 2013, a total of 13 717-200 aircraft had been delivered to Delta. Replacement of the Boeing 717 aircraft capacity with Boeing 737 capacity provides revenue opportunities with more seats per aircraft, while costing approximately the same amount to fly on a per-trip basis as the larger Boeing 737 aircraft.

•	The Company converted six AirTran Boeing 737-700s to Southwest, bringing the cumulative AirTran 737-700 conversions to 17.

•	The Company completed the connection of the Southwest and AirTran networks. Customers can now fly between any of the combined 96 Southwest and AirTran destinations on a single itinerary.

•

The results of the Company’s Rapid Rewards® frequent flyer program continued to exceed the Company’s expectations with respect to the number of new frequent flyer members, the amount spent per member on airfare, the number of flights taken by members, the number of Southwest’s co-branded Chase® Visa credit card holders added, the number of points sold to business partners, and the number of frequent flyer points purchased by program members.

•	The Company was recognized by Barron’s as one of America’s Top 500 companies.

Operational Accomplishments

•

Based on the most recent data available from the U.S. Department of Transportation, as of September 30, 2013, Southwest was the largest domestic air carrier in the United States, as measured by the number of domestic originating passengers boarded.

•	Southwest launched the first Southwest destination outside the 48 contiguous states with service to San Juan, Puerto Rico.

•

Southwest acquired 12 takeoff and landing slots (for six roundtrip flights) at New York LaGuardia Airport. The acquired slots were divested by AMR Corporation, the parent company of American Airlines, Inc., as part of its merger with US Airways Group, Inc. Also in connection with the divestiture, the Company gained ownership through the purchase of ten takeoff and landing slots (for five roundtrip flights) at LaGuardia that it previously operated under a lease from American.

•

Pursuant to an agreement with the City of Houston, Texas, to allow the Company to design and construct five additional gates and a U.S. customs facility at Houston’s William P. Hobby Airport, construction began during 2013 on the new facility, which will allow Southwest to provide near-international service from that airport. In addition, in December 2013 the Company entered into an agreement with Broward County, Florida to oversee and manage the design and construction of the Fort Lauderdale-Hollywood International Airport’s Terminal 1 Modernization Project. The project includes the design and construction of a new five-gate Concourse A with an international processing facility.

•

Southwest added service to two new states (Maine and Kansas) and ten new U.S. cities. The addition of the new Southwest service established a Southwest presence in all domestic cities in Southwest’s and AirTran’s combined network.

•

Southwest was recognized by Corporate Responsibility Magazine in its list of 100 Best Corporate Citizens in the world for its leadership in the commitment to transparency and responsible business practices related to environment, climate change, employee relations, human rights, governance, finance, and philanthropy.

Customer Service Accomplishments

•	According to the Department of Transportation’s Air Travel Consumer Report, Southwest received the lowest ratio of complaints per passenger boarded of all U.S. carriers for the sixth consecutive year.

•

Southwest began participating in the Transportation Security Administration Pre✓™ pre-screening initiative that allows a select group of low risk passengers the ability to move through security checkpoints with greater efficiency and ease when traveling. Eligible passengers may use dedicated screening lanes at certain airports that Southwest serves for screening benefits, which include leaving on shoes, light outerwear and belts, as well as leaving laptops and compliant liquids in carryon bags.

•

The Company completed the equipage of all -700 and -800 aircraft with satellite-based WiFi (including completed AirTran -700 aircraft conversions) and became the first and only carrier to offer gate-to-gate connectivity. The Company’s fleet of 737-800 aircraft enter into service with the inflight satellite-based service. Southwest also launched movies on demand, a new WiFi portal, and Messaging feature for iOS users.

•	Southwest was recognized as Best Domestic Airline for Customer Service by Executive Travel Magazine’s Leading Edge Awards.

•	Southwest was recognized with the top ranking by InsideFlyer Magazine for Best Customer Service and Best Loyalty Credit Card.

•	Southwest was recognized as the seventh most admired company in the world by FORTUNE magazine’s 2013 survey of corporate reputations.

•	For the 17th consecutive year, Southwest Airlines Cargo received the Quest for Quality Award by Logistics Management Magazine.

Accomplishments as an Employer

•	The Company achieved its 41st consecutive year of profitability without ever having furloughed an Employee.

•	The Company reached a cumulative conversion of 65 percent of the AirTran workforce to Southwest.

•	The Company was recognized as the 21st best place to work by the Glassdoor.com Employees’ Choice Awards.

•	The Company was on the G.I. JOBS Magazine list of 2013 Top 100 Military Friendly Employers.

*	Additional information regarding special items is included in the accompanying reconciliation tables. See Note Regarding Use of Non-GAAP Financial Measures at the end of this Compensation Discussion and Analysis.

Company-Wide Compensation Objectives

The overall objective of the Company’s compensation program is to promote and reward productivity and dedication to the overall success of the Company and to thereby also support the Company’s overarching objective of attaining sustainable profits and preserving job security.

Because approximately 83 percent of the Company’s Employees are subject to collective bargaining agreements that govern their compensation structure (these Employees are referred to as “contract Employees”), these negotiated agreements also factor significantly into Company-wide compensation decisions, including executive compensation decisions. The Company’s compensation program for contract Employees is generally the same in structure as its compensation program for non-contract Employees, except that the levels of compensation for contract Employees are generally determined pursuant to the terms of their collective bargaining agreements.

Compensation Committee’s Consideration of 2013 Say-on-Pay Vote

At its 2013 Annual Meeting of Shareholders, votes in favor of approving the Company’s named executive officer compensation constituted almost 96 percent of the shares voted either for or against the proposal. The Committee interpreted the results of the Company’s 2013 say-on-pay vote as a continued endorsement of (i) the Committee’s overall compensation philosophy and structure, (ii) the Company’s executive pay levels generally, and (iii) the Committee’s justifications for its individual executive compensation decisions. Nevertheless, the Committee continued its practice of considering current governance trends and investor governance policies as part of its compensation deliberations. As a result, in January 2013, the Committee adopted the Southwest Airlines Co. Senior Executive Short Term Incentive Plan to reinforce its commitment to enhancing the performance-based aspect of the Company’s executive compensation program.

Compensation Approach

In approaching executive compensation decisions, the Committee seeks to provide a balance between (i) compensation that is adequate for retention purposes and (ii) compensation that is appropriately linked to performance. The year 2013 was the fourth of a multi-year plan designed by the Committee and its independent compensation consultant to accomplish this balance.

The Committee believes that, to be competitive and retentive, executive compensation should be within a reasonable range (plus or minus 15%) of median compensation based on available market data both within and outside of the airline industry. Variances within this range may be appropriate based on factors such as individual performance, tenure with the Company, and other skills and contributions. For purposes of this Compensation Discussion and Analysis, references to the adequacy, retention value, appropriateness, competitiveness, and acceptability of compensation (and similar references), as well as comparisons to market, should be interpreted in the context of this Committee objective. The market data considered by the Committee is discussed below under “Role of Independent Compensation Consultant; Benchmarking; Market Data.”

The Committee’s multi-year plan was designed to address retention concerns by gradually moving total compensation, which has historically been below what the Committee has deemed to be acceptable levels, closer to a reasonable range of median compensation. The multi-year plan was also designed to increasingly link a higher percentage of executive pay to performance, or “pay-at-risk,” by increasing total incentive compensation, including short-term (annual bonus) and long-term (equity), as a percentage of total pay. For 2013, the Committee bifurcated the named executive officers’ potential short-term incentive compensation between (i) a non-equity incentive plan component to reward the named executive officers based on pre-established Company performance metrics and targets and (ii) a discretionary bonus component to reward the named executive officers based on subjective determinations regarding individual performance. The charts on the following page illustrate the progress the Committee has made as a result of its multi-year plan, which began in 2010 (amounts include compensation to the extent required to be reported in the Summary Compensation Table pursuant to the compensation disclosure rules of the SEC).

Year

Name	2009[(1)]	2013

Gary Kelly

70%
60%
50%
40%
30%
20%
10%
0%
Base
Bonus
Equity
Other

70%
60%
50%
40%
30%
20%
10%
0%
Base
Incentive*
Equity
Other
*
Non-Equity Incentive Plan Compensation
Discretionary Bonus

Tammy Romo

70%
60%
50%
40%
30%
20%
10%
0%
Base
Bonus
Equity
Other

70%
60%
50%
40%
30%
20%
10%
0%
Base
Incentive*
Equity
Other
*
Non-Equity Incentive Plan Compensation
Discretionary Bonus

Ron Ricks

70%
60%
50%
40%
30%
20%
10%
0%
Base
Bonus
Equity
Other

70%
60%
50%
40%
30%
20%
10%
0%
Base
Incentive*
Equity
Other
*
Non-Equity Incentive Plan Compensation
Discretionary Bonus

Michael G. Van de Ven

70%
60%
50%
40%
30%
20%
10%
0%
Base
Bonus
Equity
Other

70%
60%
50%
40%
30%
20%
10%
0%
Base
Incentive*
Equity
Other
*
Non-Equity Incentive Plan Compensation
Discretionary Bonus

Robert E. Jordan

70%
60%
50%
40%
30%
20%
10%
0%
Base
Bonus
Equity
Other

70%
60%
50%
40%
30%
20%
10%
0%
Base
Incentive*
Equity
Other
*
Non-Equity Incentive Plan Compensation
Discretionary Bonus

(1)	The year 2009 was the year prior to the Committee’s commencement of its multi-year plan.

Summary of 2013 Executive Compensation

2013 Base Pay. For 2013, the Committee approved a base pay increase for just one of the named executive officers, Ms. Romo. Ms. Romo’s increase was in recognition of her promotion to Chief Financial Officer and the resulting additional accountability and responsibilities she assumed along with her continued responsibilities for Financial Planning and Analysis and Strategic Planning. The Committee’s 2013 base pay decisions reflected its continued commitment to placing a significant percentage of the named executive officers’ pay at risk and maintaining a lower percentage of their pay as guaranteed pay. In addition, Mr. Kelly proactively requested that the Committee not increase his base pay for 2013 and has also since requested that the Committee not increase his base pay for 2014. Additional information regarding 2013 base pay is provided below under “Determination of 2013 Executive Compensation; Analysis of Individual Compensation Elements – Salary.”

2013 Short-Term Incentive Compensation. For 2013, each of the named executive officers received (i) a performance-based non-equity incentive plan award, which was based on the Company’s performance relative to its “Management Incentive Scorecard,” which specified five categories of key performance indicators and related metrics; and (ii) a discretionary bonus, which was based on the Committee’s subjective determinations regarding each named executive officer’s individual performance. Of each of the named executive officer’s total short-term incentive compensation opportunity, 80 percent was performance-based pursuant to the Management Incentive Scorecard, and 20 percent was discretionary.

The amounts that were awarded based on the Company’s performance relative to the Management Incentive Scorecard are disclosed in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. The discretionary bonus amounts are disclosed in the Bonus Column of the Summary Compensation Table. For purposes of this Compensation Discussion and Analysis, “short-term incentive compensation” is used to describe the amounts disclosed in both columns. Additional detail regarding 2013 short-term incentive compensation is included below under “Determination of 2013 Executive Compensation; Analysis of Individual Compensation Elements – Short-Term Incentive Compensation.”

2013 Long-Term Incentive Compensation. In 2013, with the exception of Ms. Romo, (i) each of the named executive officers received an equity award, the value of which was flat compared to the value of their 2012 equity award; and (ii) Mr. Ricks, Mr. Van de Ven, and Mr. Jordan received equity awards of equal value to each other. The Committee deemed it appropriate to maintain the value of these officers’ 2013 equity awards relative to their 2012 equity awards based on the Company’s year-to-date improvement in performance compared to 2012. Ms. Romo received an increase in the value of her 2013 equity award compared to her 2012 award to take into account her promotion to Chief Financial Officer and to help gradually increase her below-market total compensation. In addition, the size of all of the named executive officers’ grants reflected the Committee’s view that they were an appropriate percentage of total pay to accomplish the purposes of (i) aligning executive pay with Shareholder value; (ii) providing appropriate total compensation opportunities relative to market; and (iii) providing, along with short-term incentive compensation, a sufficient percentage of total pay at risk, when combined with short-term incentive compensation. Additional detail regarding the 2013 equity grants is included below under “Determination of 2013 Executive Compensation; Analysis of Individual Compensation Elements – Equity.”

Role of Independent Compensation Consultant; Benchmarking; Market Data

The Committee receives information and input from its independent compensation consultant regarding, among other matters, market data and competitive compensation trends and practices. For 2013, the data provided by the consultant included reviews of the named executive officers’ base salary, annual bonus/short-term incentive compensation, total cash compensation (base salary plus annual bonus/short-term incentive compensation), long-term incentive compensation (equity), and total direct compensation (total cash compensation plus long-term incentive compensation) relative to similar positions reported in the databases below.

Market Data	2013 Base Pay	Short-Term Incentive Compensation Earned for 2013 Performance; Long-Term Incentive Compensation Granted in May 2013

General Industry – Comparable Companies	Towers Watson 2012 General Industry Executive Compensation Database.	Towers Watson 2013 General Industry Executive Compensation Database.

	From this database, the compensation consultant identified 42 companies that were considered to be representative of consumer-oriented businesses.(1)	From this database, the compensation consultant identified 43 companies that were considered to be representative of consumer-oriented businesses.(1)

General Industry – Total Sample		Towers Watson 2013 General Industry Executive Compensation Database (443 Companies)

Airline Industry	2012 Proxy Statements of Alaska Air Group Inc., AMR Corporation (the parent of American Airlines, Inc.), Delta Air Lines, Inc., JetBlue Airways Corporation, United Continental Holdings, Inc., and US Airways Group.

2013 Proxy Statements of Alaska Air Group Inc., Delta Air Lines, Inc., JetBlue Airways Corporation, United Continental Holdings, Inc., and US Airways Group; Form 10-K/A of AMR Corporation for fiscal 2012.

(1)	Where possible, the data was adjusted by the independent consultant to take into account differences in company size.

In addition to the data provided by its independent consultant, from time to time the Committee also takes into account the compensation of other chief executive officers in the Dallas-Fort Worth area as an additional touch-point for determining the adequacy of Mr. Kelly’s compensation from a retention standpoint.

In referencing market data, the Committee did not directly target any individual named executive officer’s compensation against the market data because the data (i) was not necessarily comprehensive and (ii) did not always include exact matches to the Company’s executive positions (which in many cases involve a unique combination of responsibilities that do not correspond directly to the roles that are included in the surveys). Instead, the data provides context for the Committee’s assessment of the appropriateness of named executive officer compensation by providing multiple external reference points for the Committee’s consideration. Because of the limited amount of airline industry data, the Committee believes it is important to acknowledge the broader compensation data provided by general industry surveys, which also serve as indicators of the named executive officers’ potential value to other organizations who might seek to hire them.

Internal Equity; Role of Management

In approaching executive compensation decisions, the Committee seeks to balance market-appropriate levels of compensation (as suggested by market data) and internal equity. The Committee considers internal equity by assessing the roles, responsibilities, and levels of accountability of the named executive officers relative to (i) each other; (ii) other officers; and (iii) other Employees, including contract Employees. For purposes of this Compensation Discussion and Analysis, references to “internal equity” should be interpreted in this context.

At the Committee’s request, the Company’s Chief Executive Officer and Chief People Officer provide regular input regarding compensation designs and recommendations presented to the Committee. The Chief Executive Officer provides regular input on compensation matters based on his day-to-day interaction with Employees at all levels of the Company, both contract and non-contract. The Chief Executive Officer, with the assistance of the Chief People Officer, also specifically reviews with the Committee the relative roles and responsibilities of the Company’s other executive officers, and the Chief Executive Officer reviews with the Committee the relative performance of the Company’s other executive officers and provides input with respect to their compensation generally and their compensation relative to each other. The Chief People Officer works with the Committee Chair and the Committee’s independent consultant to provide market data and recommendations with respect to the Chief Executive Officer’s compensation.

The input from the Chief Executive Officer and the Chief People Officer not only assists the Committee with its compensation decisions, it serves a valuable purpose in connection with the Company’s succession planning. Although the Committee is not obligated to accept any of the Chief Executive Officer’s recommendations, the Committee gives considerable weight to any such recommendations because of the Chief Executive Officer’s ability to directly observe, on a day-to-day basis, each officer’s contributions and performance. In addition, the Chief Executive Officer regularly travels to visit with Employees at all levels in varying locations and is able to relay Employee concerns that he believes should be considered by the Committee as it addresses matters of internal equity. Additional information regarding management’s role with respect to executive compensation determinations is included below.

Determination of 2013 Executive Compensation; Analysis of Individual Compensation Elements

Set forth below is a discussion of (i) each of the elements of the Company’s compensation program for all non-contract Employees, including the Company’s named executive officers; (ii) the purposes and objectives associated with each element; (iii) the manner in which each element fits within the Company’s overall compensation objectives and decisions with respect to other elements; (iv) the Committee’s determinations regarding the amounts paid or to be paid to each of the named executive officers for 2013; and (v) where applicable, the involvement of the Committee’s independent consultant and members of management in compensation decisions.

Salary

Objective of Base Pay. The Company’s objective with respect to base pay is to provide a reasonable (around the mid-range of market), as opposed to highly competitive, base level of monthly income relative to an Employee’s job responsibilities and the market for the Employee’s skills (both within and outside of the airline industry).

Approach to 2013 Base Pay; Individual Base Pay Determinations for the Named Executive Officers and Pay Relative to Each Other. For 2013, the Committee approved an increase in base pay for just one of the named executive officers, the Chief Financial Officer. The Committee’s decision to keep the base pay of the other four named executive officer flat compared to their 2012 base pay reflected the Committee’s continued commitment to placing a greater emphasis on performance-based (pay at risk) elements of total compensation as opposed to guaranteed pay. In addition, the Committee’s decision not to increase Mr. Kelly’s base pay for 2013 was at Mr. Kelly’s request, despite market data that would have supported a significant increase in Mr. Kelly’s base pay. In addition, in assessing the continued appropriateness of the named executive officers’ base pay relative to each other, the Committee took into account (i) the nature and scope of each of the named executive officer’s roles and responsibilities, with Ms. Romo receiving an increase in base pay because of her significantly increased role with the Company resulting from her promotion to Chief Financial Officer and her significantly below-market base pay for her position; (ii) the potential value of the named executive officers to other organizations (retention); (iii) internal equity; (iv) market data; (v) the Committee’s evaluation of each named executive officer’s individual performance; and (vi) the Chief Executive Officer’s recommendations with respect to the compensation of the other named executive officers.

Short-Term Incentive Compensation

Objectives of Short-Term Incentive Compensation. The Committee believes short-term incentive compensation opportunities are necessary to attract and retain Employees at the manager level and above, in particular at the officer level, given the prevalence of performance-based compensation arrangements in the market in which the Company competes for executive talent. Short-term incentive compensation opportunities are also provided at these levels generally to (i) reflect the additional time, responsibility, and accountability associated with these positions, in particular senior executive positions; (ii) create total compensation opportunities that are within a reasonable range of median in the marketplace; and (iii) further incentivize management to contribute to the Company’s overall annual performance.

Approach to 2013 Short-Term Incentive Compensation.

General. The Committee believes the short-term, at risk, incentive compensation awards to the named executive officers for 2013 were justified based solely on the extensive accomplishments discussed above under “Executive Summary.” Nevertheless, as part of its multi-year plan to increase the percentage of the named executive officers’ pay-at-risk, in January 2013 the Committee adopted the Southwest Airlines Co. Senior Executive Short Term Incentive Plan (the “Incentive Plan”), which provides for the payment of cash bonuses based on performance measures and targets that are pre-established by the Committee. The Committee has the authority to determine the performance measures to be used under the Incentive Plan, which may include, for example, financial and operational performance measures.

For 2013, (i) 80 percent of each named executive officer’s short-term incentive compensation opportunity was pursuant to the Incentive Plan and was therefore dependent on Company performance relative to pre-established metrics; and (ii) 20 percent was based on the Committee’s subjective and discretionary determinations regarding the named executive officer’s individual contributions to Company performance. Poor individual performance could negate any compensation that might otherwise have been earned under the Incentive Plan based on Company performance. Each of the named executive officers was presented with a target bonus opportunity (applicable to both the Incentive Plan opportunity and the discretionary bonus opportunity) equal to a percent of the officer’s base salary in accordance with the table below. These target bonus opportunities were established based on the respective levels of responsibilities of the named executive officers.

Target Bonus Opportunity (Percentage of Base Salary)
Chief Executive Officer	150%
Executive Vice Presidents	120%
Senior Vice President	85%

The total bonus payout for each named executive officer could range between zero and 150 percent of the named executive officer’s target bonus opportunity depending on performance (both Company and individual).

Short-Term Incentive Compensation Opportunities under the Incentive Plan. Pursuant to the Incentive Plan, the Committee established 2013 performance metrics and targets that were based on the Company’s 2013 Management Incentive Scorecard. The Scorecard included eleven specific metrics within five general Scorecard standards, and each of the five general Scorecard standards were weighted. The five Scorecard standards and their respective weightings are set forth below.

Percentage of Corporate Performance Portion of Bonus Opportunity
Strategic Objectives	25%
Every Employee Matters	12.5%
Every Flight Matters	12.5%
Every Customer Matters	12.5%
Every Shareholder Matters	37.5%

Within each of the eleven specific metrics, performance levels were specified as either (i) “Gold,” “Green,” “Yellow,” “Red” or “Below Red”; or (ii) “Yes” or “No.” The percentage of the target bonus opportunity that could be earned with respect to each metric depended on the level of performance achieved, as specified below. The performance target achievements were pro-rated between levels of performance measures.

Payout (Percentage of Target)
Gold	150%
Green	100%
Yellow	75%
Red	50%
Below Red	0%

The specific metrics, targets, and weightings established with respect to the 2013 Scorecard, as well as the actual results and payout percentages with respect to 2013, are set forth below.

	Strategic Objective Metric Met				Result	Payout %
Strategic Objectives
AirTran Integration (20.0%)	Yes/No				Yes	150%
All-New Rapid Rewards (20.0%)	Yes/No				Yes	150%
The 737-800s (20.0%)	Yes/No				Yes	150%
International/Reservation System Replacement (20.0%)	Yes/No				Yes	150%
Fleet Modernization (Evolve) (20.0%)	Yes/No				Yes	150%
	Performance Level for Metrics
	Red	Yellow	Green	Gold	Result	Payout %
Every Employee Matters
Voluntary Turnover (1)	2.0%	1.8%	1.6%	1.3%	1.95%	60.9%
Every Flight Matters
Ontime Performance (2)	76.0%	78.0%	80.0%	83.0%	76.7%	59.0%
Every Customer Matters
Net Promoter Score (3)	64.0%	65.0%	66.0%	68.0%	62.3%	0%
Every Shareholder Matters
Operating Revenue (50%) ($ millions)	17.4	17.8	18.2	18.5	17.7	66.8%
Cost per available seat mile, excluding Fuel and Special Items* (Cents) (50%) (4)	8.21	8.17	8.14	8.10	8.11	131.7%
15% Return on Invested Capital (5)	Yes or No				No (6)	0%
Total Payout for Company Performance						89.7%

(1)	Total Voluntary Terminations/Total Number of Employees Available for Termination.

(2)	DOT Ontime Flights/Total Scheduled Flights.

(3)	(Total Promoters-Total Detractors)/Total Survey Participants.

(4)	Calculated as operating expenses divided by available seat miles, which is the average cost to fly an aircraft seat (empty or full) one mile.

(5)	Return on Invested Capital is measured before taxes and excludes special items. Additional information regarding special items is included in the accompanying reconciliation tables. See Note Regarding Use of Non-GAAP Financial Measures at the end of this Compensation Discussion and Analysis.

(6)	A “Yes” result would have doubled the amount paid within the “Every Shareholder Matters” category.

The Committee believes the Scorecard provided appropriate metrics and targets for use under its Incentive Plan because (i) there is a strong correlation between the Scorecard and the manner in which the Company manages and measures its own performance generally (i.e., the goals are highly relevant to the Company, its Shareholders, its Customers, and its Employees); (ii) the Scorecard has been in existence and communicated in varying forms since the end of 2004 and therefore incorporates standards with which Employees were already familiar and to which Employees were likely to respond; (iii) the Scorecard provides visibility to the Committee regarding what management communicates to its Employees as important; (iv) the Scorecard enables the Committee to take into account the Chief Executive Officer’s specific views regarding the areas within the Scorecard that require the most focus; (v) the Scorecard creates a multi-dimensional mechanism to determine overall bonus funding based on Company performance, so that factors that are deemed significant to the industry and operational performance may be considered in addition to financial measures; (vi) the use of a multi-dimensional guide for bonuses mitigates the risk that can be created when financial results are the only drivers of incentive payments; and (vii) individualized objectives can be customized based on applicable goals within the Scorecard.

Individual Bonus Determinations for the Named Executive Officers and Pay Relative to Each Other; Use of Discretion. The Committee approved individual named executive officer discretionary bonus amounts based on (i) the named executive officers’ individual contributions to the Company’s performance (including their performance relative to the factors covered by the Scorecard and the factors discussed below); (ii) the nature and extent of the Company’s accomplishments; (iii) input from the Chief Executive Officer with respect to the other named executive officers; (iv) individual contributions, roles, and responsibilities, which, by their nature, can involve subjective assessments; and (v) other factors the Committee deemed significant.

The Committee believed, and continues to believe, that it is appropriate and in the best interests of the Company for the Committee to ultimately retain some discretion to use its common sense in determining a portion of the named executive officers’ short-term incentive compensation based on a subjective view of individual performance. The Committee believes that retaining this discretion provides the Company and/or the Committee with the flexibility to:

•	consider a variety of factors in assessing individual contributions depending on the nature of an individual’s roles and responsibilities within the Company;

•

adjust individual goals and payouts in response to unexpected events or changes in the industry and related changes in business strategies (as was necessary for the Company in 2008-2009 when the Company was required to react to an economic recession and extremely volatile fuel prices), thereby minimizing the risk that individuals will continue to focus on areas that become less relevant just to achieve a bonus payout;

•

reward individuals for the Company’s superior operational and financial performance relative to its peers during periods when the Company and its peers must react to adverse events that are out of the Company’s control (e.g., fuel costs, economic fluctuations, competitor actions, weather events, terrorist threats, and other events that can influence the Company’s business plan and strategies); and

•	re-focus Employee energy when an unanticipated opportunity arises that could lead to long-term benefits and reward related individual contributions (e.g., the Company’s acquisition of AirTran).

In determining the size of the named executive officers’ discretionary bonuses, the Committee took into account the factors discussed below for each named executive officer. In determining the size of these bonuses relative to other Employees of the Company, the Committee took into account the fact that these are the individuals who, because of their roles and responsibilities, have the ability to most directly impact the Company’s overall results, as well as the most accountability for the Company’s results. Key factors considered by the Committee in determining the bonus amounts for the Chief Executive Officer and the other named executive officers are discussed below.

Chief Executive Officer. In assessing the Chief Executive Officer’s individual performance, the Committee specifically rewarded Mr. Kelly for his strategic vision and contributions to all of the Company’s 2013 achievements, in particular the following: (i) the Company’s record financial results and significant improvement in ROIC; (ii) the Company’s substantial reduction in corporate overhead; and (iii) the Company’s strategic initiatives, all of which exceeded the Company’s targets.

Other Named Executive Officers. In assessing the individual performance of the other named executive officers, the Committee relied heavily on the Chief Executive Officer’s and Chief People Officer’s input regarding the relative roles, scope of responsibilities, and performance of each of these officers with respect to the Company’s 2013 results, as well as their respective contributions to the Company’s ongoing initiatives. Specifically, the following contributions of the other named executive officers were key to the Company’s achievements:

•	the contributions of all of these named executive officers to the Company’s substantial reduction in corporate overhead and other cost savings;

•

the contributions of Mr. Ricks and his departments with respect to governmental and airport affairs (e.g., the Company’s acquisition of additional slots at New York LaGuardia; its progress with multiple airport modernization projects; and its network and related relationships with city and other government leaders);

•

the contributions of Mr. Van de Ven and his departments with respect to the productivity and efficiency of the Company’s operations (e.g., the Company’s fleet planning, including fleet modernization initiatives; the Company’s crew time management, in particular in connection with new flight and duty limitations and rest requirements for Flight Crew Members; and the Company’s progress with aircraft conversions);

•

the contributions of Mr. Jordan and his departments with respect to the Company’s commercial plans and achievements (e.g., the Company’s network strategies, in particular with respect to its adjustment of operations out of Atlanta; its revenue achievements notwithstanding impediments such as the government shutdown during the year; and its Customer Service accomplishments); and

•

the strong performance of Ms. Romo in her first full year serving as Chief Financial Officer, her strong oversight of Investor Relations, and her continued leadership of the Company’s Financial Planning and Analysis and Strategic Planning functions (and the contributions of such functions to the Company’s success with its strategic initiatives).

Equity

Objectives of Equity Compensation. Equity awards are used by the Company (i) to attract and retain Employees; (ii) as an incentive and reward for achievement of the Company’s long-term objectives; and (iii) to further align the interests of the Company’s Employees with those of its Shareholders.

Because the Company is subject to limitations on the number of shares it may issue pursuant to awards under equity plans, during 2013 equity was granted at the senior management level and to members of the Board of Directors. The Committee, with the input of its independent consultant, has concluded that senior management positions are currently the positions with respect to which equity can most effectively serve as an attraction and retention mechanism. In addition, equity serves as a mechanism that can serve to further align senior management’s compensation with the Company’s overall business results. With respect to other Employees, the Company has decided to place more emphasis on cash compensation.

Approach to Equity Compensation. The Committee applies its judgment in awarding long-term incentive (equity) compensation, which involves informing itself of (i) practices and levels of equity pay in the market for a given position, (ii) the Company’s performance relative to enhancing Shareholder value, and (iii) an individual’s specific performance. With respect to the equity awards granted in 2013, the Committee considered:

•

input from its compensation consultant to assess (i) the percentage of the named executive officers’ overall compensation that would be appropriate to provide in the form of equity, (ii) the equity values viewed as necessary for the named executive officer grants to be competitive, and (iii) the values viewed as necessary to provide for competitive total compensation opportunities;

•

the Company’s performance and achievements relative to Shareholder value, including performance and achievements since the Committee’s prior equity awards, such as the Company’s improved financial performance and its accomplishments with respect to its strategic initiatives; and

•	the respective roles and responsibilities of the named executive officers and their contributions to the Company’s performance and accomplishments.

Individual Equity Determinations for the Named Executive Officers.

Chief Executive Officer. In its judgment, and based on market data from its consultant, the Committee believes an appropriate, market-competitive, long-term incentive award for the Chief Executive Officer during 2013 could have been as much as 4.5 times his base salary, or approximately $3.4 million, which would have accounted for what the Committee considered to be a below-median salary level. Instead, the value of the Chief Executive Officer’s equity award remained flat with 2012 at 3.3 times his base salary, or approximately $2.25 million. The Committee deemed it appropriate to maintain the value of the Chief Executive Officer’s May 2013 equity award relative to his May 2012 equity award based on:

•	the Company’s improved performance and achievements since the Chief Executive Officer’s May 2012 equity grant;

•

the Company’s significant return to Shareholders subsequent to the Chief Executive Officer’s equity grant in May 2012 (from May 16, 2012 through May 14, 2013, the Company returned approximately $430 million to its Shareholders through payment of approximately $30 million in dividends and the repurchase of approximately 42 million shares of common stock); and

•	the Chief Executive Officer’s strong performance and significant contributions relative to the Company’s progress to date with its strategic initiatives.

Other Named Executive Officers. With the exception of Ms. Romo, the grants to the other named executive officers were, like the Chief Executive Officer’s grant, flat in value relative to their 2012 grants. The size of the grants reflects the Committee’s continued desire that (i) a significant percentage of all of the named executive officers’ future compensation opportunities be directly aligned with the interests of other Shareholders, as the compensation opportunity associated with equity awards fluctuates with the Company’s stock price; and (ii) a significant percentage of total compensation opportunities be at risk. Therefore, the Committee deemed it appropriate for equity compensation to remain roughly the same percentage of total compensation for 2013 as for 2012. The Committee also deemed the grant amounts to be necessary to maintain total compensation opportunities at adequate levels. The grant to Ms. Romo in May 2013 was the first grant to her in her role as Chief Financial Officer. Therefore, in addition to the factors above, Ms. Romo’s grant reflects the increased level of her roles and responsibilities subsequent to her promotion to Chief Financial Officer.

Timing of Grants. The Committee considers regular discretionary equity grants in May of each year around the time of the Company’s annual meeting of Shareholders. The Committee has chosen this timing because, based on its relationship to the timing of quarterly and full-year financial results, it is typically a time at which the Company is not in possession of material non-public information. Should the current timing of grants coincide with a time at which the Company is in possession of material non-public information, the Company will adjust the timing of grants to be in accordance with the Company’s policy not to grant equity at a time at which it is in possession of material non-public information.

Qualified Retirement Benefits

Southwest offers tax-qualified 401(k) and profit sharing plans to all eligible Employees, including the named executive officers. Southwest’s 401(k) and profit sharing plans are intended to be competitive in the market and include five-year vesting provisions that are designed to contribute to Employee loyalty and retention. Southwest’s 401(k) plans provide for a dollar-for-dollar match on Employee contributions, subject to limits specified by the Board, applicable collective bargaining agreements, and the Internal Revenue Code and applicable Treasury Regulations. Southwest’s profit sharing plan provides for an annual Company contribution to Employee accounts equal to a uniform percentage of each Employee’s compensation up to an amount that is cumulatively equal to 15 percent of the Company’s operating profit (as defined in the plan) for the year. The profit sharing plan is intended to serve as an incentive and reward to Employees because the plan is based on overall Company profitability. Therefore, it effectively serves as a bonus component of compensation for the Company’s Employees at all levels. The numbers for 2013 in the “All Other Compensation” column of the Summary Compensation Table reflect fluctuations in profit sharing contributions based on fluctuations in the

Company’s profitability for the three years covered by the table. AirTran Employees and former Employees continue to participate in the AirTran Airways, Inc. 401(k) Plan, AirTran Airways Pilot Retirement Savings and Investment Plan, and AirTran Airways Technical Operations Retirement Savings Plan, as applicable.

The Committee did not consider the value of its retirement plans when establishing other compensation elements and amounts for the named executive officers in 2013 because of the broad-based nature of these benefits and the relatively small portion of total executive compensation represented by them.

Deferred Compensation

Southwest offers nonqualified deferred compensation arrangements to Employees who are subject to certain limits established by the Internal Revenue Code with respect to qualified plan contributions. Because these arrangements by their nature are tied to the qualified plan benefits, they are not considered when establishing salary and bonus elements and amounts. The Company’s excess benefit plan is available to Employees with amounts that cannot be contributed to the 401(k) or profit sharing plans due to limits under Section 415(c) of the Internal Revenue Code. Named executive officers who do not elect to participate in the Company’s excess benefit plan receive payment in the form of cash equal to the contribution the executive would have otherwise been entitled to receive pursuant to the terms of the excess benefit plan. The cash payment is made at the same time as the named executive officer would have otherwise received a contribution to the excess plan.

The excess benefit plan is discussed in more detail below under “Nonqualified Deferred Compensation in Fiscal 2013.” Southwest also maintains two nonqualified deferred compensation plans that are available to pilots only, pursuant to the terms of their collective bargaining agreement. In addition, Mr. Kelly has an individual deferred compensation arrangement pursuant to which the Company credits to Mr. Kelly’s account an amount equal to any Company contributions that would have otherwise been made on his behalf to the Company’s qualified plans, but that exceed the limits under Sections 415(c) and 401(a)(17) of the Internal Revenue Code for qualified plans. Mr. Kelly’s deferred compensation bears interest at 10 percent, the interest rate established in 1982 when the first arrangement of this type was put into place with respect to the Company’s Chairman Emeritus, Mr. Herbert D. Kelleher. Mr. Kelly’s deferred compensation arrangement is discussed in more detail below under “Nonqualified Deferred Compensation in Fiscal 2013.”

Change-in-Control Arrangements

The Company has established change-in-control arrangements for all of its Employees for the purpose of offering protection in the event of a termination of employment following a change-in-control. All officers of the Company, including the Chief Executive Officer and the other named executive officers, are parties to the Company’s Executive Service Recognition Plan Executive Employment Agreements. In general, in the event of termination subsequent to a change-in control, these agreements provide for a maximum incremental benefit approximately equal to (i) one year of salary and (ii) two years of bonus. In addition, the Company’s equity plans provide for acceleration of any unvested stock options (but not restricted stock units) at the time of a change-in-control. The terms of these arrangements are discussed in detail below under “Potential Payments Upon Termination or Change-in-Control.”

The remainder of the Company’s Employees are provided change-in-control benefits through the Company’s Change of Control Severance Pay Plan (to the extent they are not otherwise beneficiaries of an enforceable contract with the Company providing for severance payments in the event of a reduction in force or furlough).

The Company’s change-in-control arrangements were all put in place in the 1980s and do not have any impact on the Company’s other compensation elements because any incremental benefit from these arrangements is not triggered unless there is a termination of employment following a change-in-control. The Company believes it is appropriate to keep these arrangements in place, in particular for the Company’s officers, because the Company believes they serve to (i) continue to attract and retain well-qualified executive personnel and (ii) enhance the retention of the Company’s officers to carry on the Company’s business as usual in the event of any real or rumored possibilities of a change-in-control of the Company. In particular, with respect to the

Chief Executive Officer, a change-in-control arrangement is intended to provide some assurance that, should the Company receive proposals from third parties with respect to its future, he can, without being influenced by the uncertainties of his own situation, (i) assess such proposals, (ii) formulate an objective opinion as to whether or not such proposals would be in the best interests of the Company and its Shareholders, and (iii) take any other action regarding such proposals as the Board might determine to be appropriate.

Perquisites and Other Benefits

All of the Company’s Employees and their immediate family members are eligible to fly free on Southwest Airlines and AirTran Airways on a standby basis, and the Company’s officers, including the named executive officers, and their spouses and dependent children are eligible to fly free on Southwest Airlines and AirTran Airways on a reserved seat basis. In addition, during 2013, the Company’s officers were entitled to eight free roundtrip flight passes that they could give to anyone of their choice except for other Employees. Effective January 1, 2014, the pass privileges were replaced with an annual deposit of 200,000 Rapid Rewards Frequent Flyer points at the officer’s election. During 2013, the Company’s officers were also eligible to receive Company-paid physicals subject to a limit of $4,000 per year for the officers and their spouses. Effective January 1, 2014, this privilege was replaced with an executive health program in the Southwest Airlines Co. Welfare Benefit Plan.

The Committee believes the differences in the rights of the Company’s officers compared to the rights of other Employees are justified based on the additional time, responsibilities, and accountability associated with the officer positions. In addition, the difference reflects a cost/benefit analysis associated with whether or not to provide officer level flight privileges to all Employees. The named executive officers, like the Company’s other contract and non-contract Employees, also participate in various Employee benefit plans, including medical and dental care plans; life, accidental death and dismemberment and disability insurance; and vacation and sick time. These elements of compensation are not taken into account when establishing salary and bonus elements and amounts.

Accounting and Tax Considerations

Section 162(m) of the Internal Revenue Code generally limits to $1,000,000 the federal tax deductibility of compensation paid to a named executive officer, including compensation received upon exercise of stock options. Section 162(m) provides an exception to such limitation for certain performance-based compensation. The Company’s Amended and Restated 2007 Equity Incentive Plan has been designed to satisfy the conditions of such exception to the extent necessary, feasible, and in the best interests of the Company.

Overall, the Committee seeks to balance its objective of ensuring an effective compensation package for the named executive officers with the need to maximize the immediate deductibility of compensation. However, the Committee does have the discretion to design and use compensation elements that may not be deductible under Section 162(m).

The Company and the Committee have also addressed the final regulations that were enacted under Section 409A of the Internal Revenue Code. These regulations impacted Committee decisions with respect to the Company’s change-in-control agreements and nonqualified deferred compensation arrangements.

Implementation of Significant Corporate Governance and Compensation Policies and Practices

During 2013, the Committee adopted a clawback policy and share ownership guidelines and also adopted the Southwest Airlines Co. Senior Executive Short Term Incentive Plan.

Clawback Policy

The Committee has adopted a clawback policy, pursuant to which, to the extent permitted by governing law, the Company may seek to recoup certain incentive-based compensation in the event the Company is required to restate its publicly-reported financial statements due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct.

Share Ownership Guidelines

The Committee has adopted share ownership guidelines for the Company’s executive officers and Board members. The Company’s Chief Executive Officer is expected to meet a share ownership level with a value equal to or exceeding five times his annual base salary, and all other executive officers are expected to meet a share ownership level with a value equal to or exceeding three times their annual base salary. Members of the Board are expected to meet a share ownership level with a value equal to or exceeding three times their annual cash retainer for Board services. “Share ownership” is defined to include shares of the Company’s common stock (including shares held in the Company’s profit sharing plan), unvested restricted stock units, and performance shares held pursuant to the Company’s Outside Director Incentive Plan. The Company’s executive officers are expected to meet the stated ownership levels within five years of becoming an executive officer, except that the Company’s current executive officers who have already served as such for five years have two years from January 30, 2013, to meet the stated ownership levels. Members of the Board are expected to meet the stated ownership level within three years of becoming a Board member, except that current Board members who have already served as such for three years have two years from January 30, 2013, to meet the stated ownership level. The Committee has the authority to monitor and adjust these ownership guidelines as it deems appropriate from time to time. All of the named executive officers and Board members meet the requirements of the Company’s share ownership guidelines. In addition to the Company’s share ownership guidelines, (i) the Company’s Insider Trading Policy prohibits Employees from entering into hedging transactions with respect to the Company’s securities; and (ii) the Company’s Blackout and Pre-Clearance Procedures, which supplement its Insider Trading Policy, prohibit the Company’s officers and Board members from holding Company securities in a margin account or pledging Company securities as collateral for a loan.

Senior Executive Short Term Incentive Plan

In January 2013, the Committee adopted the Southwest Airlines Co. Senior Executive Short Term Incentive Plan, which provides for the payment of cash bonuses based on performance measures and targets that are pre-established by the Committee. This plan is discussed in more detail above under “Determination of 2013 Executive Compensation; Analysis of Individual Compensation Elements – Short-Term Incentive Compensation.”

NOTE REGARDING USE OF NON-GAAP FINANCIAL MEASURES

The Company’s consolidated financial statements are prepared in accordance with generally accepted accounting principles in the United States (GAAP). These GAAP financial statements include (i) unrealized non-cash adjustments and reclassifications, which can be significant, as a result of accounting requirements and elections made under accounting pronouncements relating to derivative instruments and hedging; and (ii) other charges the Company believes are not indicative of its ongoing operational performance.

As a result, the Company also provides financial information in this Compensation Discussion and Analysis that was not prepared in accordance with GAAP and should not be considered as an alternative to the information prepared in accordance with GAAP. The Company provides supplemental non-GAAP financial information, which the Company’s management utilizes to evaluate its ongoing financial performance and the Company believes provides greater transparency to investors as supplemental information to its GAAP results. The Company’s non-GAAP financial results differ from GAAP results in that they only include the actual cash settlements from fuel hedge contracts—all reflected in the period of settlement. Thus, fuel and oil expense on a non-GAAP basis reflects the Company’s actual net cash outlays for fuel during the applicable period, inclusive of settled fuel derivative contracts. Any net premium costs paid related to option contracts are reflected for both GAAP and non-GAAP purposes in the period of contract settlement. The Company believes these non-GAAP results provide a better measure of the impact of the Company’s fuel hedges on its operating performance and liquidity since they exclude the unrealized, non-cash adjustments and reclassifications that are recorded in GAAP results in accordance with accounting guidance relating to derivative instruments, and they reflect all cash settlements related to fuel derivative contracts within fuel and oil expense. This enables the Company’s management, as well as investors, to consistently assess the Company’s operating performance on a year-over-year or quarter-over-quarter basis after considering all efforts in place to manage fuel expense. However, because these measures are not determined in accordance with GAAP, such measures are susceptible to varying calculations and not all companies calculate the measures in the same manner. As a result, the aforementioned measures, as presented, may not be directly comparable to similarly titled measures presented by other companies.

Further information on (i) the Company’s fuel hedging program, (ii) the requirements of accounting for derivative instruments, and (iii) the causes of hedge ineffectiveness and/or mark-to-market gains or losses from derivative instruments is included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

In addition to the non-GAAP financial measures discussed above, the Company has also provided other non-GAAP financial measures, including results that it refers to as “excluding special items,” as a result of items that the Company believes are not indicative of its ongoing operations. These include expenses associated with the Company’s acquisition and integration of AirTran. The Company believes that evaluation of its financial performance can be enhanced by a presentation of results that exclude the impact of these items in order to evaluate the results on a comparative basis with results in prior periods that do not include such items and as a basis for evaluating operating results in future periods. As a result of the Company’s acquisition of AirTran, which closed on May 2, 2011, the Company has incurred and expects to continue to incur substantial charges associated with integration of the two companies. While the Company cannot predict the exact timing or amounts of such charges, it does expect to treat the charges as special items in its future presentation of non-GAAP results.

The Company has also provided free cash flow and ROIC, which are non-GAAP financial measures, as measures considered by the Committee as part of its short-term incentive compensation decisions. The Company believes free cash flow is a meaningful measure because it demonstrates the Company’s ability to service its debt, pay dividends and make investments to enhance Shareholder value. Although free cash flow is commonly used as a measure of liquidity, definitions of free cash flow may differ; therefore, the Company is providing an explanation of its calculation for free cash flow. For the year ended December 31, 2013, the Company generated $1.03 billion in free cash flow, calculated as operating cash flows of $2.48 billion less capital expenditures of $1.45 billion. The Company believes ROIC is a meaningful measure because it quantifies how well the Company generates operating income relative to the capital it has invested in its business. Although ROIC is commonly used as a measure of capital efficiency, definitions of ROIC may differ; therefore, the Company is providing an explanation of its calculation for ROIC in the accompanying reconciliation tables.

Reconciliation of Reported Amounts to non-GAAP Financial Measures (unaudited) (in millions, except per share amounts)

Year Ended December 31, 2013
Operating income, as reported	1,278
Add (Deduct): Reclassification between Fuel and oil and Other (gains) losses, net, associated with current period settled contracts	(3)
Add (Deduct): Contracts settling in the current period, but for which gains and/or (losses) have been recognized in a prior period (a)	87
Add: Charge for Acquisition and integration costs, net	$86

Operating income, non-GAAP	$1,448

Net income, as reported	754
Deduct: Mark-to-market impact from fuel contracts settling in future periods	(103)
Add: Ineffectiveness from fuel hedges settling in future periods	11
Add (Deduct): Other net impact of fuel contracts settling in the current or a prior period (excluding reclassifications)	87
Income tax impact of fuel contracts	2
Add: Charge for Acquisition and integration costs, net (b)	$54

Net income, non-GAAP	$805

Net income per share, diluted, as reported	$1.05
Deduct: Net impact to net income above from fuel contracts divided by dilutive shares (a)	$—
Add: Impact of special items, net (b)	$0.07

Net income per share, diluted, non-GAAP	$1.12

(a)	As a result of prior hedge ineffectiveness and/or contracts marked to market through earnings.
(b)	Amounts net of tax.

Return on Invested Capital (in millions) (unaudited)

Year Ended December 31, 2013
Operating Income, as reported	$1,278
Add: Net impact from fuel contracts	84
Add: Acquisition and integration costs	86

Operating Income, non-GAAP	$1,448
Net adjustment for aircraft leases (1)	143
Adjustment for fuel hedge accounting	(60)

Adjusted Operating Income, non-GAAP	$1,531

Average invested capital (2)	$11,664
Equity adjustment for hedge accounting	50

Adjusted average invested capital	$11,714

Return on Invested Capital, pre-tax	13.1%

(1)	Net adjustment related to presumption that all aircraft in fleet are owned (i.e., the impact of eliminating aircraft rent expense and replacing with estimated depreciation expense for those same aircraft).

(2)	Average invested capital represents a five quarter average of debt, net present value of aircraft leases, and equity.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with the Company’s management. Based on such review and discussion and relying thereon, we have recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis contained in this Proxy Statement be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and in this Proxy Statement.

COMPENSATION COMMITTEE

David W. Biegler, Chair

J. Veronica Biggins

Nancy B. Loeffler

John T. Montford

Daniel D. Villanueva

Summary Compensation Table

The following table provides information with respect to compensation earned by the named executive officers for the years ended December 31, 2013, 2012, and 2011.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)(2)	Stock Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)(2)(4)	Nonqualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)	Total ($)
Gary C. Kelly	2013	675,000	202,500	2,250,003	726,570	19,286	162,808(6)	4,036,167
Chairman of the Board, President, & Chief Executive Officer	2012	675,000	961,000	2,250,008	—	15,549	129,802	4,031,359
	2011	648,750	925,000	1,840,500	—	9,014	92,937	3,516,201

Tammy Romo	2013	391,250	85,000	500,007	243,984	—	39,064(8)	1,259,305
Senior Vice President Finance & Chief Financial Officer(7)	2012	326,650	330,000	320,001	—	—	31,173	1,007,824

Ron Ricks	2013	440,000	116,160	1,197,003	378,893	—	39,064(9)	2,171,120
Executive Vice President & Chief Legal & Regulatory Officer	2012	438,525	528,000	1,197,002	—	—	31,173	2,194,700
	2011	420,925	465,000	957,060	—	—	29,998	1,872,983

Michael G. Van de Ven	2013	465,000	122,760	1,197,003	400,421	—	39,064(8)	2,224,248
Executive Vice President & Chief Operating Officer	2012	465,000	530,000	1,197,002	—	—	31,173	2,223,175
	2011	452,500	495,000	1,141,110	—	—	29,998	2,118,608

Robert E. Jordan	2013	465,000	111,600	1,197,003	400,421	—	39,064(9)	2,213,088
Executive Vice President & Chief Commercial Officer	2012	458,525	500,000	1,197,002	—	—	31,173	2,186,700
	2011	404,050	450,000	957,060	—	—	29,998	1,841,108

(1)	Salaries were approved effective as of February 1 of each year. Messrs. Kelly, Ricks, Van de Ven, and Jordan did not receive salary adjustments for 2013. Differences between the 2012 and 2013 salaries reported for Messrs. Ricks and Jordan reflect the fact that their 2012 salary adjustments did not take effect until February 1, 2012.

(2)	In accordance with the SEC’s rules, for each year, the amount disclosed reflects bonuses/non-equity incentive plan compensation earned with respect to such year, whether or not actually paid in such year.

(3)	Awards consist of restricted stock units that are settleable in shares of common stock. The values included in this column represent the grant date fair value of these awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. The grant date fair value is equal to the number of shares of common stock with respect to which the restricted stock units may be settled multiplied by the closing price of the Company’s common stock on the date of the grant. The closing prices of the Company’s common stock on the 2013, 2012, and 2011 grant dates were $14.34, $8.21, and $12.27, respectively.

(4)	Amounts consist of short-term incentive compensation awarded based upon performance measures and targets established pursuant to the Company’s Senior Executive Short Term Incentive Plan. This plan and the awards earned thereunder are discussed in detail above under “Compensation Discussion and Analysis.”

(5)	Consists of above-market earnings on deferred compensation provided pursuant to a deferred compensation agreement between the Company and Mr. Kelly. Mr. Kelly’s deferred compensation agreement is discussed in more detail above under “Compensation Discussion and Analysis” and below under “Nonqualified Deferred Compensation in Fiscal 2013.”

(6)

Includes (i) Company matching contributions to the Southwest Airlines Co. 401(k) Plan of $23,000; (ii) a Company contribution of $10,500 to be made to the Company’s profit sharing plan in 2014, but that was earned with respect to 2013; (iii) a Company contribution of $92,564 to be made to Mr. Kelly’s individual deferred compensation arrangement in September 2014, but that was earned with respect to fiscal 2013, in accordance with the terms of Mr. Kelly’s February 2011 letter agreement with the Company; (iv) free travel on Southwest Airlines; (v) home security for Mr. Kelly at the Company’s request in the amount of $32,227; and (vi) a Company-paid physical for Mr. Kelly.

(7)	Ms. Romo was appointed Senior Vice President Finance & Chief Financial Officer effective September 20, 2012.

(8)	Includes (i) Company matching contributions to the Southwest Airlines Co. 401(k) Plan of $23,000; (ii) a Company contribution of $10,500 to be made to the Company’s profit sharing plan in 2014, but that was earned with respect to 2013; and (iii) a cash amount of $5,564 (to be paid directly to the named executive officer in September 2014), which amount was earned with respect to 2013 pursuant to the Company’s profit sharing plan, but could not be contributed to the profit sharing plan because of IRS limits on amounts that may be contributed to tax-qualified plans.

(9)	Includes (i) Company matching contributions to the Southwest Airlines Co. 401(k) Plan of $23,000; (ii) a Company contribution of $10,500 to be made to the Company’s profit sharing plan in 2014, but that was earned with respect to 2013; and (iii) a Company contribution of $5,564 to be made to the Company’s excess benefit plan on behalf of the named executive officer in September 2014, which amount was earned with respect to 2013 pursuant to the Company’s profit sharing plan, but could not be contributed to the profit sharing plan because of IRS limits on amounts that may be contributed to tax-qualified plans.

Mr. Kelly has an individual deferred compensation arrangement pursuant to which the Company makes contributions to Mr. Kelly’s account to the extent such amounts cannot be contributed to the qualified 401(k) and profit sharing plans due to contribution limits and compensation limits established by the Internal Revenue Code. Mr. Kelly’s deferred compensation arrangement is discussed in more detail above under “Compensation Discussion and Analysis” and below under “Nonqualified Deferred Compensation in Fiscal 2013.” The Compensation Committee’s determinations regarding the amount of executive salary and bonus/non-equity incentive plan compensation in proportion to total compensation are discussed in detail above under “Compensation Discussion and Analysis.”

Grants of Plan-Based Awards in Fiscal 2013

The following table provides information with respect to grants of plan-based awards to the named executive officers in 2013.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	Grant Date Fair Value of Stock Awards($)(3)
		Threshold ($)	Target ($)	Maximum ($)
Gary C. Kelly	—	303,750	810,000	1,670,625	—	—
	5/15/2013	—	—	—	156,904	2,250,003
Tammy Romo	—	102,000	272,000	561,000	—	—
	5/15/2013	—	—	—	34,868	500,007
Ron Ricks	—	158,400	422,400	871,200	—	—
	5/15/2013	—	—	—	83,473	1,197,003
Michael G. Van de Ven	—	167,400	446,400	920,700	—	—
	5/15/2013	—	—	—	83,473	1,197,003
Robert E. Jordan	—	167,400	446,400	920,700	—	—
	5/15/2013	—	—	—	83,473	1,197,003

(1)

These columns show the potential value of the annual cash incentive payout under the Company’s Senior Executive Short Term Incentive Plan for each named executive officer based on achievement at threshold, target, and maximum performance levels. The potential payouts were performance-driven and therefore completely at risk. Although the potential payouts were completely at risk and could have resulted in no amounts being paid, the threshold amounts shown reflect the amounts payable at the minimum level of performance for each objective metric with respect to which an amount could have been paid. The business metrics and targets used to determine the amounts of the awards paid are described above under “Compensation Discussion and Analysis.”

(2)	The awards consist of restricted stock units granted under the Company’s Amended and Restated 2007 Equity Incentive Plan. The restricted stock units are settleable in shares of common stock and will vest with respect to one-third of the shares covered thereby annually, beginning on May 15, 2014, the first anniversary of the date of grant. The Company does not pay dividends on unvested restricted stock units.

(3)	The values included in this column represent the grant date fair value of these awards computed in accordance with FASB ASC Topic 718. Each amount is equal to the number of shares of common stock with respect to which the restricted stock units may be settled multiplied by $14.34, the closing price of the Company’s common stock on the date of grant.

Outstanding Equity Awards at Fiscal 2013 Year-End

The following table provides information with respect to stock options and restricted stock units held by the named executive officers as of December 31, 2013. Stock options and restricted stock units are the only types of equity awards that have been granted to the named executive officers.

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Gary C. Kelly	150,000	(3)	—	12.18	01/31/2018	389,608	(4)	7,340,215
	100,000		—	6.75	02/01/2019

Tammy Romo	3,574		—	14.25	01/20/2015	64,852	(5)	1,221,812
	11,037		—	16.43	12/31/2015
	10,000		—	17.53	03/17/2016
	25,000		—	12.18	01/31/2018
	6,074		—	6.75	02/01/2019

Ron Ricks	3,000		—	14.75	09/01/2014	206,671	(6)	3,893,682
	25,065		—	14.25	01/20/2015
	42,719		—	16.43	12/31/2015
	40,000		—	17.53	03/17/2016
	80,000		—	12.18	01/31/2018
	90,000		—	6.75	02/01/2019

Michael G. Van de Ven	2,907		593(7)	16.18	11/17/2015	211,671	(8)	3,987,882
	50,750		—	16.43	12/31/2015
	50,000		—	17.53	03/17/2016

Robert E. Jordan	9,420	(3)	—	14.25	01/20/2015	206,671	(6)	3,893,682
	20,000	(3)	—	16.43	12/31/2015
	20,000	(3)	—	17.53	03/17/2016

(1)	Awards consist of restricted stock units that are settleable in shares of common stock.

(2)	Market value is computed by multiplying the number of restricted stock units by $18.84, which was the closing price per share of the Company’s common stock on December 31, 2013, on the NYSE.

(3)	All of these options were exercised subsequent to December 31, 2013.

(4)	Of these restricted stock units (i) 52,302 will vest on May 15, 2014; (ii) 91,352 will vest on May 16, 2014; (iii) 50,000 will vest on May 18, 2014; (iv) 52,301 will vest on May 15, 2015; (v) 91,352 will vest on May 16, 2015; and (vi) 52,301 will vest on May 15, 2016.

(5)	Of these restricted stock units (i) 11,623 will vest on May 15, 2014; (ii) 12,992 will vest on May 16, 2014; (iii) 4,000 will vest on May 18, 2014; (iv) 11,623 will vest on May 15, 2015; (v) 12,992 will vest on May 16, 2015; and (vi) 11,622 will vest on May 15, 2016.

(6)	Of these restricted stock units (i) 27,825 will vest on May 15, 2014; (ii) 48,599 will vest on May 16, 2014; (iii) 26,000 will vest on May 18, 2014; (iv) 27,824 will vest on May 15, 2015; (v) 48,599 will vest on May 16, 2015; and (vi) 27,824 will vest on May 15, 2016.

(7)	All of these options become exercisable on November 17, 2014.

(8)	Of these restricted stock units (i) 27,825 will vest on May 15, 2014; (ii) 48,599 will vest on May 16, 2014; (iii) 31,000 will vest on May 18, 2014; (iv) 27,824 will vest on May 15, 2015; (v) 48,599 will vest on May 16, 2015; and (vi) 27,824 will vest on May 15, 2016.

Option Exercises and Stock Vested During Fiscal 2013

The following table provides information with respect to stock options exercised by, and stock awards vested for, the named executive officers during 2013.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Gary C. Kelly	374,969	800,664	191,353	2,729,731
Tammy Romo	55,413	313,137	20,326	289,170
Ron Ricks	23,084	72,534	99,600	1,420,584
Michael G. Van de Ven	183,730	1,389,621	109,600	1,564,384
Robert E. Jordan	153,800	1,152,354	99,600	1,420,584

(1)	Calculated by determining the difference between the market price of the underlying common stock at the time of exercise and the exercise price of the stock option.

(2)	Calculated by multiplying the number of shares acquired upon the May 16, 2013, May 18, 2013, and May 19, 2013, vesting of restricted stock units by $14.14, $14.38, and $14.38, respectively, the closing prices of the Company’s common stock on the respective dates of vesting (or, where vesting did not occur on a trading day, the last trading day prior to vesting).

Nonqualified Deferred Compensation in Fiscal 2013

As discussed above under “Compensation Discussion and Analysis,” the Company maintains tax-qualified 401(k) and profit sharing plans for its eligible Employees. The 401(k) plans provide for a Company match on Employee contributions, and the profit sharing plan provides for an annual Company contribution equal to a percentage of Company profits that is allocated among participant accounts as a uniform percentage of compensation. In conjunction with these tax-qualified plans, the Company offers a non-qualified excess benefit plan, which is designed to provide benefits with respect to Company contributions (“excess amounts”) that cannot be contributed to the 401(k) and profit sharing plans due to qualified plan contribution limits established by the Internal Revenue Code. Employee contributions to the excess benefit plan are not allowed. Pursuant to the excess benefit plan, Employees, including the named executive officers, with excess amounts of at least $1,000 who have previously properly elected to participate in the plan, may defer payment of their excess amounts by making a timely deferral election under the excess benefit plan. Employees are immediately 100 percent vested in their benefits under the excess benefit plan; however, the benefits are unsecured obligations of the Company in the event of its bankruptcy or insolvency. Prior to the beginning of each plan year, participants are allowed to select a rate of return to apply to the contributions to be made with respect to the upcoming plan year. The excess benefit plan currently allows participants to select a rate of return equal to either or both of two investment options: (i) the Citibank 90 Day Treasury Bill Index plus two percentage points and (ii) the Vanguard

Institutional Standard & Poor’s 500 Index Fund. During fiscal 2013, the Citibank 90 Day Treasury Bill Index option earned a rate of return equal to 2.05 percent, and the Vanguard Institutional Index Fund option earned a rate of return equal to 32.4 percent. Once an excess amount is credited to a participant’s account, the participant may not change that investment election for that amount or transfer amounts between funds. Participants are entitled to a distribution of their accounts upon separation from service with the Company and must elect the time and form of distribution of their accounts prior to their first year of participation in the excess benefit plan. Distribution may be in a lump sum payout or in equal annual installments over a period of up to five years and may be received or commenced (i) in the calendar year of separation from service or (ii) the calendar year following the year in which separation from service occurs.

Mr. Kelly has an individual deferred compensation arrangement pursuant to which the Company makes contributions to Mr. Kelly’s account to the extent such amounts cannot be contributed to the qualified 401(k) and profit sharing plans due to contribution limits and compensation limits established by the Internal Revenue Code. The individual deferred compensation arrangement with Mr. Kelly provides for accrual and crediting to Mr. Kelly’s account, each January, of simple interest at a rate of ten percent, compounded annually, on the accrued and unpaid balance of the deferred compensation credited to his account as of the preceding December 31. Subject to any applicable requirements of Section 409A of the Internal Revenue Code, the deferred compensation credited to Mr. Kelly’s account will be paid to him at the rate of $200,000 per calendar year, commencing with the calendar year following the year in which (i) he attains age 65 or (ii) his employment terminates, whichever occurs later. The following table provides information with respect to nonqualified deferred compensation earned by the named executive officers for 2013.

Nonqualified Deferred Compensation for Fiscal 2013
Name	Plan	Executive Contributions in Last Fiscal Year ($)	Southwest Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions in Last Fiscal Year ($)	Aggregate Balance at December 31, 2013 ($)
Gary C. Kelly	Letter Agreement	—	92,564(1)	38,494(2)	—	562,838(3)(4)
	Excess Benefit Plan	—	—	1,203(5)	—	59,173(6)
Tammy Romo	—	—	—	—	—	—
Ron Ricks	Excess Benefit Plan	—	5,564(1)	16,770(5)	—	74,201(7)(8)
Michael G. Van de Ven	—	—	—	—	—	—
Robert E. Jordan	Excess Benefit Plan	—	5,564(1)	14,334(5)	—	64,234(9)(10)

(1)	All of this amount is also reported for the named executive officer in the “All Other Compensation” column of the Summary Compensation Table for 2013. This amount was earned with respect to fiscal 2013, but will not be contributed to the named executive officer’s account until September 2014.

(2)	Includes the $19,286 disclosed in the “Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table for 2013.

(3)	This includes the $92,564 reported as nonqualified deferred compensation contributions earned for 2013, but that will not be contributed to Mr. Kelly’s account until September 2014. Mr. Kelly’s actual cash balance at December 31, 2013, was $470,274.

(4)	Of this amount, $309,056 has been reported as compensation to the named executive officer in the Company’s Summary Compensation Table for previous years.

(5)	None of these earnings were above-market or preferential. Therefore, no portion of this amount has been reported as compensation to the named executive officer for the last completed fiscal year in the Summary Compensation Table.

(6)	None of this amount has been required to be reported as compensation to the named executive officer in the Summary Compensation Table for previous years.

(7)	Of this amount, $5,374 has been reported as compensation to the named executive officer in the Company’s Summary Compensation Table for previous years.

(8)	This includes the $5,564 reported as excess benefit plan contributions earned for 2013, but that will not be contributed to Mr. Ricks’ account until September 2014. Mr. Ricks’ actual cash balance at December 31, 2013 was $68,637.

(9)	Of this amount, $1,987 has been reported as compensation to the named executive officer in the Company’s Summary Compensation Table for previous years.

(10)	This includes the $5,564 reported as excess benefit plan contributions earned for 2013, but that will not be contributed to Mr. Jordan’s account until September 2014. Mr. Jordan’s actual cash balance at December 31, 2013 was $58,670.

Potential Payments Upon Termination or Change-in-Control

Executive Service Recognition Plan Executive Employment Agreements

In 1987, the Board of Directors of the Company established Executive Service Recognition Plan Executive Employment Agreements (the “executive change-in-control agreements”). Mr. Kelly, Ms. Romo, Mr. Ricks, Mr. Van de Ven, and Mr. Jordan are, and were during 2013, parties to executive change-in-control agreements with the Company. Although these agreements are titled “Employment Agreements,” their terms can only be invoked in the event of a change-in-control of the Company, and they do not provide for any incremental compensation to be paid to the named executive officers unless, subsequent to a change-in-control, an executive’s employment is terminated other than for cause or disability, or the executive resigns for good reason.

The executive change-in-control agreements provide that, in the event of a change-in-control of the Company, the Company agrees to continue to employ the executives, and the executives agree to remain in the employ of the Company, for one year after the occurrence of the change-in-control (the “Employment Year”). In such event, the executives would continue to be entitled to a base salary in an amount at least equal to the highest salary received by them during the preceding 12-month period. In addition, for any fiscal year that ends during the Employment Year, they would continue to be entitled to an annual bonus in an amount at least equal to the highest bonus (the “Change-in-Control Bonus Amount”) paid or payable to them in respect of either of the two fiscal years immediately prior to the fiscal year in which the change-in-control has occurred. If, during the Employment Year, an executive’s employment is terminated other than for cause or disability, or the executive resigns for good reason, then the executive is entitled to a lump sum payment equal to:

(a)	a bonus, the maximum amount of which would be equal to the annual bonus paid to the executive for the last full fiscal year of the Company prior to the fiscal year of the date of termination, but which would be prorated to reflect the actual portion of the year during which the executive has been employed;

(b)	an amount equal to the executive’s annual base salary in effect at the time of notice of termination; and

(c)	the Change-in-Control Bonus Amount paid to the executive for the last full fiscal year of the Company (being the year in which the change-in-control has occurred, but not the date of termination of employment) or, if no such bonus has been paid, the Change-in-Control Bonus Amount that would have been payable to the executive for the then current fiscal year (being the year in which the date of termination of employment has occurred).

For purposes of the executive change-in-control agreements:

•

a “change-in-control” is generally deemed to occur in the event a third party acquires 20 percent or more of the Company’s voting securities or a majority of the Directors of the Company are replaced as a result of a tender offer or merger, sale of assets, or contested election;

•

“cause” means (i) an act or acts of dishonesty taken by an executive and intended to result in substantial personal enrichment of the executive at the expense of the Company or (ii) violations by an executive of the executive’s duties under the agreement that are (a) grossly negligent or (b) willful and deliberate on the executive’s part and that, in any case, result in material injury to the Company; and

•

“good reason” is generally defined as the assignment to the executive of duties inconsistent with the executive’s duties prior to the change-in-control, relocation, or a failure of the Company to abide by the provisions of the executive’s agreement.

Additionally, pursuant to the terms of the Company’s Amended and Restated 2007 Equity Incentive Plan (the “2007 Equity Plan”), in the event of the termination of a participant’s service as a result of death or disability, any of the participant’s outstanding restricted stock units or stock options that have not yet vested will fully vest as of the date of termination (the unvested stock options shown in the Outstanding Equity Awards at Fiscal 2013 Year-End table were not granted under the 2007 Equity Plan). “Disability” means the inability of a participant to continue to perform services for the Company because of the sickness or injury of the participant, as determined by the Company’s Chief Executive Officer, Chief People Officer, Chief Financial Officer, and/or General Counsel. Such a determination will be made in good faith and in the sole discretion of one or more of these officers, who shall also have sole discretion to determine the effective date of a participant’s termination of service as a result of disability.

Incremental amounts receivable by the named executive officers pursuant to the arrangements discussed above are set forth in the table below.

Name	Termination by the Company at any time for cause ($)	Change- in- control ($)	Termination after a change-in-control (i) by the executive for good reason or (ii) by the Company for reasons other than for cause, death, or disability ($)(1)	Estimated Benefits from Termination Due to Death or Disability ($)(2)
Gary C. Kelly	—	—	2,597,000	7,340,215
Tammy Romo	—	—	1,060,000	1,221,812
Ron Ricks	—	—	1,496,000	3,893,682
Michael G. Van de Ven	—	—	1,525,000	3,987,882
Robert E. Jordan	—	—	1,465,000	3,893,682

(1)	Represents amounts payable pursuant to the Executive Service Recognition Plan Executive Employment Agreements and assumes the triggering event took place on December 31, 2013.

(2)	Represents amounts payable with respect to the acceleration of restricted stock units under the 2007 Equity Plan. Also assumes the triggering event took place on December 31, 2013, and reflects the aggregate market value of unvested restricted stock units that would become vested under the circumstances. The aggregate market value is computed by multiplying the number of restricted stock units by $18.84, which was the closing price per share of the Company’s common stock on December 31, 2013, on the NYSE. In the event of the termination of a participant’s service for any reason other than as a result of death or disability, the participant’s outstanding unvested restricted stock units would be forfeited.

Pursuant to the terms of all of the Company’s equity incentive plans under which stock options have been granted, if the Company is not the surviving entity in any merger or consolidation (or survives only as a subsidiary of an entity other than a previously wholly-owned subsidiary of the Company) or if the Company is to be dissolved or liquidated and if the surviving corporation refuses to assume or substitute new stock options for currently outstanding Company stock options, all unvested stock options then outstanding will fully vest and become exercisable in full on or before a date fixed by the Company, which date must be prior to the effective date of the merger, consolidation, dissolution, or liquidation. Therefore, to the extent these amounts are payable, they will be payable prior to the effective date of a change-in-control and therefore will not be payable at the same time as the amounts shown in the table above. The Company’s equity incentive plans do not provide for acceleration of restricted stock units in the event of a change-in-control. The following table sets forth the estimated benefits to the named executive officers in the event the surviving corporation refuses to assume or substitute new options for the named executive officer’s outstanding options.

Name	Estimated Benefits($)(1)
Gary C. Kelly	—
Tammy Romo	—
Ron Ricks	—
Michael G. Van de Ven	1,577
Robert E. Jordan	—

(1)	Assumes the triggering event took place on December 31, 2013, and reflects the aggregate market value of unvested stock options that would become vested under the circumstances. The aggregate market value is computed by multiplying (i) the difference between $18.84 (the closing price of the Company’s common stock on December 31, 2013) and the exercise price of the stock options by (ii) the number of shares underlying unvested stock options at December 31, 2013.

In addition to the amounts discussed above, in the event of termination of their employment for any reason other than for cause, each of the named executive officers would be eligible to participate in any non-contract retiree medical benefit plan or program that the Company may then make available to its retirees generally on the same terms as other retirees. In addition, these individuals would be entitled to the amounts credited to their accounts pursuant to the Company’s qualified retirement plans, as well as nonqualified deferred compensation amounts credited to their accounts pursuant to the Company’s excess benefit plan and, with respect to Mr. Kelly, his individual deferred compensation arrangement, each as disclosed in more detail above under the heading “Nonqualified Deferred Compensation in Fiscal 2013.”

COMPENSATION OF DIRECTORS

Fiscal 2013 Director Compensation

The following table provides information with respect to compensation earned by the non-Employee members of the Board of Directors for the year ended December 31, 2013.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)(2)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
David W. Biegler	109,033	100,007	—	—	209,040
J. Veronica Biggins	80,623	100,007	—	—	180,630
Douglas H. Brooks	82,343	100,007	—	—	182,350
William H. Cunningham	118,233	100,007	—	—	218,240
John G. Denison	102,823	100,007	—	—	202,830
Nancy B. Loeffler	80,623	100,007	—	—	180,630
John T. Montford	115,033	100,007	—	—	215,040
Thomas M. Nealon	85,123	100,007	—	—	185,130
Daniel D. Villanueva	89,623	100,007	—	—	189,630

(1)	Awards consist of shares of common stock. Each of the Company’s non-Employee members of the Board received 6,974 shares of common stock on May 15, 2013. The values included in this column represent the grant date fair value of these awards computed in accordance with FASB ASC Topic 718. Each amount is equal to the number of shares of common stock multiplied by $14.34, the closing price of the Company’s common stock on the date of the grant.

(2)

Through May 2009, non-Employee members of the Board received annual grants of performance shares pursuant to the Company’s Outside Director Incentive Plan, which terminated effective March 18, 2010, with respect to future grants. The aggregate number of performance shares outstanding at December 31, 2013, for each of the Directors listed in the table was as follows: Mr. Biegler — 5,000; Ms. Biggins – 0; Mr. Brooks — 0; Dr. Cunningham — 6,750; Mr. Denison — 0; Ms. Loeffler — 5,250; Mr. Montford — 6,000; Mr. Nealon — 0; Mr. Villanueva — 0. Pursuant to the terms of the Outside Director Incentive Plan, on the 30th calendar day following the date on which a non-Employee Director ceases to serve as a Director of the Company for any reason, the non-Employee Director is entitled to an amount in cash equal to the average fair market value of the Company’s common stock during the 30 days preceding the Director’s last date of service multiplied by the number of performance shares then held by such Director.

(3)	Prior to May 19, 2010, pursuant to the terms of the Company’s 2007 Equity Incentive Plan, non-Employee members of the Board received automatic grants of stock options upon their appointment or election to the Board. None of the Directors received option awards during 2013. The aggregate number of shares underlying stock options outstanding at fiscal year-end for each of the Directors listed in the table was as follows: Mr. Biegler — 8,000; Ms. Biggins – 0; Mr. Brooks — 10,000; Dr. Cunningham — 0; Mr. Denison — 10,000; Ms. Loeffler — 0; Mr. Montford — 0; Mr. Nealon — 0; Mr. Villanueva — 10,000.

Directors’ cash retainer fees for Board membership and standing committees are paid on an annual basis. Board of Director and committee fees paid and to be paid to non-Employee Directors are set forth in the table below:

	May 2012 – June 2013	July 2013 – June 2014

Board of Directors:
Retainer Fee	$40,000	$70,000
Presiding Director Retainer Fee	$15,000	$15,000
In-person Meeting Attendance Fee Per Meeting	$1,500	$1,500
Telephonic Meeting Attendance Fee Per Meeting	$1,500	$1,500

Audit Committee:
Chair Retainer Fee	$15,000	$15,000
In-person Committee Meeting Attendance Fee Per Meeting	$1,500	$1,500
Telephonic Committee Meeting Attendance Fee Per Meeting	$1,500	$1,500

Compensation Committee:
Chair Retainer Fee	$7,500	$7,500
In-person Committee Meeting Attendance Fee Per Meeting	$1,500	$1,500
Telephonic Committee Meeting Attendance Fee Per Meeting	$1,500	$1,500

Nominating and Corporate Governance Committee:
Chair Retainer Fee	$5,000	$5,000
In-person Committee Meeting Attendance Fee Per Meeting	$1,500	$1,500
Telephonic Committee Meeting Attendance Fee Per Meeting	$1,500	$1,500

Safety and Compliance Oversight Committee:
Chair Retainer Fee	$7,500	$7,500
In-person Committee Meeting Attendance Fee Per Meeting	$1,500	$1,500
Telephonic Committee Meeting Attendance Fee Per Meeting	$1,500	$1,500

Executive Committee:
Chair Retainer Fee	$5,000	$5,000
Retainer Fee for all Non-Employee Members of the Executive Committee	$7,200	$7,200

Special Committee:
Chair Retainer Fee*	N/A	N/A
Retainer Fee*	N/A	N/A
In-person Committee Meeting Attendance Fee Per Meeting, or Deposition or Trial Preparation	$3,780	$3,780
Telephonic Committee Meeting Attendance Fee Per Meeting	$1,970	$1,970

*	Retainer fees for members of the Special Committee and for the Chair of the Special Committee were paid on a one-time basis in September 2011.

During 2013, the Company provided free travel on Southwest Airlines and AirTran Airways on a reserved basis for Board members and their spouses. In addition, for 2013, Board members were provided up to 25 free roundtrip flight passes, which they could give to anyone on an unrestricted basis (e.g., for charitable purposes).

Southwest Airlines Co. Severance Plan for Directors. The Board of Directors adopted the Southwest Airlines Co. Severance Plan for Directors in 2000. Pursuant to this plan, upon retirement from the Board of Directors, a non-Employee Director who has served at least five years as of the date of retirement is entitled to a cash payment of $35,000, and a non-Employee Director who has served at least ten years is entitled to a cash payment of $75,000.

AUDIT COMMITTEE REPORT

The Audit Committee has reviewed and discussed with management the audited financial statements of the Company for the year ended December 31, 2013. In addition, the Audit Committee has discussed with Ernst & Young LLP, the Company’s independent auditors, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee has also received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding Ernst & Young’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young its independence.

Based on the foregoing review and discussions and relying thereon, the Audit Committee recommended to the Company’s Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

AUDIT COMMITTEE

John T. Montford, Chair

David W. Biegler

William H. Cunningham

John G. Denison

PROPOSAL 2

ADVISORY VOTE TO APPROVE THE COMPENSATION OF THE COMPANY’S

NAMED EXECUTIVE OFFICERS

In accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), as well as Section 14A of the Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder, the Company is providing its Shareholders with the opportunity to cast a non-binding advisory vote on a resolution to approve the compensation of the Company’s named executive officers as disclosed in this Proxy Statement (the “Say-on-Pay Resolution”). This vote is not intended to address any specific element of compensation, but instead is intended to address the overall compensation of the named executive officers as disclosed in this Proxy Statement.

As discussed in greater detail above under “Compensation of Executive Officers — Compensation Discussion and Analysis,” the Board and its Compensation Committee believe the compensation of the Company’s named executive officers for 2013 was reasonable and appropriate for the following reasons, among many others:

•

The year 2013 marked the Company’s 41st consecutive year of profitability, an accomplishment unmatched in the U.S. airline industry. The named executive officers deserve to be rewarded for this accomplishment, as well as the Company’s other 2013 financial accomplishments (including, e.g., record revenue, profit, and ROIC results) discussed above under “Compensation of Executive Officers — Compensation Discussion and Analysis — Executive Summary.”

•

The named executive officer compensation structure for 2013 reflects the Compensation Committee’s ongoing work to provide a balance between (i) compensation that is adequate for retention purposes and (ii) compensation that is appropriately linked to performance. As part of a multi-year plan designed by the Compensation Committee and its compensation consultant to accomplish this balance, in January 2013, the Compensation Committee adopted the Southwest Airlines Co. Senior Executive Short Term Incentive Plan. Pursuant to this plan, the Compensation Committee tied 80 percent of each named executive officer’s short-term incentive compensation opportunity to pre-established, multi-dimensional targets and metrics that related to financial and operational performance, as well as Customer Service accomplishments and accomplishments as an employer. In the Compensation Committee’s view, the resulting short-term incentive pay for 2013 was strongly tied to the Company’s core objectives for creating long-term Shareholder value. The named executive officers’ equity awards reflected the Compensation Committee’s continued efforts to provide an appropriate percentage of total pay in the form of equity in order to accomplish the purposes of (i) aligning a significant percentage of the named executive officers’ future compensation opportunities with the interests of other Shareholders, (ii) providing appropriate total compensation opportunities relative to market, (iii) providing a sufficient percentage of total pay at risk when combined with short-term incentive compensation, and (iv) rewarding the named executive officers for Company performance subsequent to their grants in May 2012. Additional detail regarding the Compensation Committee’s rationale for its short-term incentive and equity award determinations is provided above under “Compensation of Executive Officers – Compensation Discussion and Analysis – Determination of 2013 Executive Compensation; Analysis of Individual Compensation Elements.”

•	During 2013, the Company provided minimal perquisites to the named executive officers and did not provide for tax gross-ups of executive compensation.

•	During 2013, none of the named executive officers was party to an employment contract with the Company.

•

The Compensation Committee has adopted a clawback policy, pursuant to which, to the extent permitted by governing law, the Company may seek to recoup certain incentive-based compensation in the event the Company is required to restate its publicly-reported financial statements due to material noncompliance with any financial reporting requirement under the securities laws as a result of misconduct.

•

None of the named executive officers has a severance arrangement related to termination of employment other than in connection with a change-in-control, and the change-in-control arrangements are “double trigger” in that they require both a change-in-control and termination of employment prior to any payout.

Effect of the Proposal

Pursuant to the provisions of the Dodd-Frank Act and the rules of the SEC, the vote on the Say-on-Pay Resolution set forth below (i) is advisory and is therefore not binding on the Company, the Board, or the Compensation Committee; (ii) is not to be construed as overruling any decisions of the Company, the Board, or the Compensation Committee; and (iii) does not create or imply any additional fiduciary duties or changes to fiduciary duties of the Company, the Board, or the Compensation Committee. The Board believes that the Board and its Compensation Committee are in the best position to consider the extensive information that from time to time should be taken into consideration in determining named executive officer compensation. Nonetheless, the Company, the Board, and the Compensation Committee value the opinions of the Company’s Shareholders and will take into consideration the outcome of this vote as part of their future deliberations regarding named executive officer compensation.

Current Frequency of Shareholder Advisory Votes to Approve the Compensation of the Company’s Named Executive Officers

Based on the voting results at the Company’s 2011 Annual Meeting of Shareholders with respect to the frequency (the “Frequency Vote”) of Shareholder advisory votes to approve the compensation of the Company’s named executive officers, the Company has decided to include an advisory vote to approve the compensation of its named executive officers in its proxy materials on an annual basis. Therefore, the next Shareholder advisory vote to approve the compensation of the Company’s named executive officers is scheduled to occur at the Company’s 2015 Annual Meeting of Shareholders. The next required Frequency Vote is currently scheduled for the Company’s 2017 Annual Meeting of Shareholders.

Text of the Resolution to be Adopted

“RESOLVED, that the Shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s Proxy Statement for the 2014 Annual Meeting of Shareholders pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and any related narrative disclosures.”

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and any related narrative disclosures. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

PROPOSAL 3

RATIFICATION OF THE SELECTION OF INDEPENDENT AUDITORS

The firm of Ernst & Young LLP, independent auditors, has been selected by the Board of Directors to serve as the Company’s independent auditors for the fiscal year ending December 31, 2014. Shareholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board of Directors is submitting the selection of Ernst & Young to the Shareholders for ratification as a matter of good corporate practice. If the Shareholders fail to ratify the selection, the Audit Committee and Board of Directors will reconsider whether or not to retain Ernst & Young. Even if the selection is ratified, the Board of Directors and its Audit Committee, in their discretion, may direct the selection of a different independent accounting firm at any time during the year if the Board of Directors believes this change would be in the best interests of the Company and its Shareholders.

Vote Required

Provided a quorum is present at the meeting, the affirmative vote of the holders of a majority of the shares entitled to vote on, and voted for or against, this proposal is required to approve this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2014. Proxies solicited by the Board of Directors will be so voted unless Shareholders specify a different choice.

RELATIONSHIP WITH INDEPENDENT AUDITORS

Ernst & Young LLP has served as the Company’s independent auditors since the inception of the Company. A representative of Ernst & Young is expected to be present at the Annual Meeting and will have the opportunity to make a statement if he so desires and to respond to appropriate questions.

The following table sets forth the various fees for services provided to the Company by Ernst & Young in 2013 and 2012:

Year	Audit Fees (1)	Audit–Related Fees	Tax Fees(2)	All Other Fees	Total Fees
2013	$1,863,900	$—	$51,400	$33,371(3)	$1,948,671
2012	$2,231,400	$—	$99,293	$7,854(4)	$2,338,547

(1)	Includes fees for the annual audit and quarterly reviews, SEC registration statements, accounting and financial reporting consultations, and research work regarding Generally Accepted Accounting Principles, passenger facility charge audits, the attestation of management’s Report on Internal Controls, and the audit of the Company’s wholly-owned captive insurance company.

(2)	Includes services for tax compliance, tax advice, and tax planning.

(3)	Consists of fees for other permitted advisory services and products, including Dodd-Frank advisory services and Ernst & Young subscriptions.

(4)	Consists of fees for other permitted advisory services and products, including Ernst & Young subscriptions.

A copy of the Audit Committee’s Audit and Non-Audit Services Preapproval Policy is attached to this Proxy Statement as Appendix A. All of the services rendered by the independent auditors during 2013 were pre-approved by the Audit Committee or by its Chairman pursuant to his delegated authority.

OTHER MATTERS

Submission of Shareholder Proposals

To permit the Company and its Shareholders to deal with Shareholder proposals in an informed and orderly manner, the Company’s Bylaws establish an advance notice procedure with regard to the nomination (other than by or at the direction of the Board of Directors) of candidates for election to the Board of Directors and with regard to certain other matters to be brought before an Annual Meeting of Shareholders. The Company’s Bylaws provide that, in order for a proposal that is not intended to be included in the Company’s Proxy Statement to be properly and timely submitted as business to come before the Company’s 2015 Annual Meeting of Shareholders, the proposal must be received by the Corporate Secretary of the Company not less than 60 days nor more than 90 days prior to the meeting. If less than 30 days’ notice or prior public disclosure of the date of the meeting is given or made to Shareholders, written notice must be received not later than the close of business on the tenth day following the day on which such notice of the date of the Annual Meeting is mailed or such public disclosure is made. Any Shareholder proposal or nomination must contain the information specified in the Company’s Bylaws concerning the matter to be brought before the meeting or the person to be nominated and the Shareholder submitting the proposal. Any notice relating to a Shareholder nomination of a person or persons for election to the Board must contain (i) as to each nominee, all information required to be disclosed in solicitations of proxies for election of Directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended; (ii) the name and address of the Shareholder giving the notice; and (iii) the number of shares of the Company beneficially owned by the Shareholder giving the notice. Based on a 2015 Annual Meeting date corresponding to this year’s Annual Meeting date (and assuming a 30-day notice or public disclosure of such Annual Meeting date), if the Company does not receive notice of a proposal between February 13, 2015 and March 15, 2015, it will be considered “untimely” and the proxy committee may properly use its discretionary authority to vote for or against the proposal. A copy of the applicable Bylaw provisions may be obtained, without charge, upon written request to the Corporate Secretary of the Company at the address set forth on page 1 of this proxy statement.

Notwithstanding the above provisions, any Shareholder who wishes to submit a proposal for inclusion in the Company’s Proxy Statement and Proxy relating to the 2015 Annual Meeting of Shareholders must forward such proposal to the Corporate Secretary of the Company, at the address indicated on the first page of this Proxy Statement, so that the Corporate Secretary receives it no later than December  5, 2014.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s executive officers, Directors, and persons who beneficially own more than ten percent of the Company’s common stock to file reports of ownership and changes in ownership of Company common stock with the SEC and the NYSE. These persons are also required by SEC regulation to furnish the Company with copies of all such reports they file. To the Company’s knowledge, based solely on its review of its copies of such reports, or written representations from such persons, the Company believes that all filing requirements applicable to its Directors, executive officers, and beneficial owners of more than ten percent of the Company’s common stock have been satisfied.

Conduct of Meeting and Discretionary Authority

The Chairman has broad responsibility and authority to conduct the annual meeting in an orderly and timely manner. This authority includes establishing rules for Shareholders who wish to address the meeting. Only Shareholders as of the record date for the meeting or their valid proxy holders may address the meeting. Copies of these rules will be available at the meeting. The Chairman may exercise broad discretion in recognizing Shareholders who wish to speak and in determining the extent of discussion on each item of business. The Chairman may also exercise broad discretion regarding disruptions or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all Shareholders. Further, in the event a quorum is not present at the meeting, the Chairman may adjourn the meeting in order to solicit the required quorum.

In the event a quorum is present at the meeting but sufficient votes to approve any of the items proposed by the Board of Directors have not been received, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. A Shareholder vote may be taken on one or more of the proposals in this Proxy Statement prior to such adjournment if sufficient proxies have been received and it is otherwise appropriate. Any adjournment will require the affirmative vote of the holders of a majority of those shares of common stock represented at the meeting in person or by proxy. If a quorum is present, the persons named as proxies will vote the proxies they have been authorized to vote on any other business properly before the meeting in favor of such an adjournment.

The Board of Directors does not know of any other matters that are to be presented for action at the meeting. However, if other matters properly come before the meeting, it is intended that the enclosed Proxy will be voted in accordance with the judgment of the persons voting the Proxy.

Householding

In some cases, only one copy of the Company’s Proxy Statement and Annual Report to Shareholders is being delivered to multiple Shareholders sharing an address unless the Company has received contrary instructions from one or more of the Shareholders. Upon written or oral request at the address or phone number indicated on the first page of this Proxy Statement, the Company will promptly deliver a separate copy of these documents to a Shareholder at a shared address to which a single copy has been delivered. A Shareholder can notify the Company at the address or phone number indicated on the first page of this Proxy Statement if the Shareholder wishes to receive separate copies in the future. In addition, Shareholders sharing an address who are currently receiving multiple copies may also notify the Company at such address or phone number if they wish to receive only a single copy.

Costs of Solicitation

The Company will pay the costs of solicitation of proxies by the Board. In addition to solicitation through distribution of these proxy materials, solicitation of proxies may be made personally or by telephone by the Company’s regular Employees, and arrangements will be made with brokerage houses or other custodians’ nominees and fiduciaries to send proxies and proxy material to their principals.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013, including the financial statements and the financial statement schedules, if any, but not including exhibits, will be provided at no charge to each person to whom this Proxy Statement is delivered upon the written request of such person addressed to Southwest Airlines Co., Attn: Investor Relations, HDQ-6IR, P.O. Box 36611, Dallas, Texas 75235.

By Order of the Board of Directors,

Gary C. Kelly

Chairman of the Board

April 4, 2014

TO: Participants in the Southwest Airlines Co. ProfitSharing Plan

The Accompanying Notice of Annual Meeting of Shareholders and Proxy Statement are related to shares of common stock of Southwest Airlines Co. held by the Trustee for your ProfitSharing Plan account, as well as any shares you may own in your own name.

Under the ProfitSharing Plan, each participant has the right to direct the Trustee to vote stock credited to his or her account. If you do not direct the Trustee to vote stock credited to your account, the ProfitSharing Plan provides that the Trustee will vote your shares in the same proportion as the shares for which the Trustee receives voting instruction from other participants.

The Trustee is required to vote the shares held for your account in accordance with your instructions or, if you do not provide instructions, in accordance with the ProfitSharing Plan. If you wish to instruct the Trustee on the vote of shares held for your account, you should vote via telephone or the Internet or complete and sign the form enclosed and return it in the addressed, postage-free envelope. Your vote must be received by May 12, 2014.

APPENDIX A

Southwest Airlines Co.

Audit and Non-Audit Services Preapproval Policy

Adopted March 20, 2003

I. Purpose

Under the Sarbanes-Oxley Act of 2002 (the “Act”) and the rules of the Securities and Exchange Commission (the “SEC”), the Audit Committee of the Board of Directors is responsible for the appointment, compensation, and oversight of the work of the independent auditor. The Audit Committee is required to pre-approve the audit and non-audit services performed by the independent auditor in order to assure that they do not impair the auditor’s independence from the Company. Accordingly, the Audit Committee has adopted, and the Board of Directors of Southwest Airlines Co. (the “Company” or “Southwest”) has ratified, this Audit and Non-Audit Services Preapproval Policy (the “Policy”), which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditor may be preapproved.

The SEC’s rules provide that proposed services may be preapproved without consideration of specific case-by-case services by the Audit Committee (“general preapproval”) or may require the specific preapproval of the Audit Committee (“specific preapproval”). The Audit Committee believes that the combination of these two approaches in this Policy will result in an effective and efficient procedure to pre-approve services performed by the independent auditor. Accordingly, unless a type of service has received general preapproval, it will require specific preapproval by the Audit Committee if it is to be provided by the independent auditor. Any proposed services exceeding preapproved cost levels or budgeted amounts will also require specific preapproval by the Audit Committee.

For each preapproval, the Audit Committee will consider whether the services are consistent with the SEC’s rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor will necessarily be determinative.

The independent auditor has reviewed this Policy and believes that implementation of the policy will not adversely affect the auditor’s independence.

II. Delegation

The Act and the SEC’s rules permit the Audit Committee to delegate preapproval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any preapproval decisions to the Audit Committee at its next scheduled meeting.

III. Audit Services

The annual Audit Services Engagement Terms and Fees will be subject to the specific preapproval of the Audit Committee. The Audit Committee will monitor the Audit services engagement as necessary, but no less than on a quarterly basis, and will also approve, if necessary, any changes in terms, conditions and fees.

In addition to the annual Audit services engagement approved by the Audit Committee, the Audit Committee may grant preapproval to other Audit services, which are those services that only the independent auditor reasonably can provide. Other Audit services may include services associated with SEC registration statements or other documents issued in connection with securities offerings.

IV. Audit-related Services

Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements or that are traditionally performed by the independent auditor. Because the Audit Committee believes that the provision of Audit-related services does not impair the independence of the auditor and is consistent with the SEC’s rules on auditor independence, the Audit Committee may grant general preapproval to Audit-related services. Audit-related services include, among others, due diligence services pertaining to potential business acquisitions/dispositions; accounting consultations related to accounting, financial reporting or disclosure matters not classified as “Audit services”; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of Employee benefit plans; agreed-upon or expanded audit procedures related to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

V. Tax Services

The Audit Committee believes that the independent auditor can provide Tax services to the Company such as tax compliance, tax planning and tax advice without impairing the auditor’s independence and the SEC has stated that the independent auditor may provide such services. The Audit Committee believes it may grant general preapproval to those Tax services that have historically been provided by the auditor, that the Audit Committee has reviewed and believes would not impair the independence of the auditor, and that are consistent with the SEC’s rules on auditor independence. The Audit Committee will not permit the retention of the independent auditor in connection with a transaction initially recommended by the independent auditor, the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported in the Internal Revenue Code and related regulations. The Audit Committee will consult with the Chief Financial Officer or Vice President — Finance to determine that the tax planning and reporting positions are consistent with this policy.

The Audit Committee must preapprove tax services to be provided by the independent auditor to any Executive Officer or Director of the Company, in his or her individual capacity, where such services are paid for by the Company.

VI. All Other Services

The Audit Committee believes, based on the SEC’s rules prohibiting the independent auditor from providing specific non-audit services, that other types of non-audit services are permitted. Accordingly, the Audit Committee believes it may grant general preapproval to those permissible non-audit services classified as All Other services that it believes are routine and recurring services, would not impair the independence of the auditor, and are consistent with the SEC’s rules on auditor independence.

A list of the SEC’s prohibited non-audit services is attached in this policy as Exhibit 1. The SEC’s rules and relevant guidance should be consulted to determine the precise definitions of these services and the applicability of exceptions to certain of the prohibitions.

VII. Preapproval Fee Levels or Budgeted Amounts

Preapproval fee levels for all services to be provided by the independent auditor will be established by the Audit Committee. Any proposed services exceeding these levels or amounts will require specific preapproval by the Audit Committee. The Audit Committee is mindful of the overall relationship of fees for audit and non-audit services in determining whether to pre-approve any such services.

VIII. Procedures

All requests or applications for services to be provided by the independent auditor that do not require specific approval by the Audit Committee will be submitted to the Chief Financial Officer and must include a detailed description of the services to be rendered. The Chief Financial Officer will determine whether such services are included within the list of services that have received the general preapproval of the Audit Committee. The Audit Committee will be informed on a timely basis of any such services rendered by the independent auditor.

Requests or applications to provide services that require specific approval by the Audit Committee will be submitted to the Audit Committee by both the independent auditor and the Chief Financial Officer and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.

Exhibit 1

Prohibited Non-Audit Services

•	Bookkeeping or other services related to the accounting records or financial statements of the audit client

•	Financial information systems design and implementation

•	Appraisal or valuation services, fairness opinions or contribution-in-kind reports

•	Actuarial services

•	Internal audit outsourcing services

•	Management functions

•	Human resources

•	Broker-dealer, investment adviser or investment banking services

•	Legal services

•	Expert services unrelated to the audit

SOUTHWEST AIRLINES CO.

2702 LOVE FIELD DRIVE

DALLAS, TEXAS 75235

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions until 11:59 P.M. Eastern Time on May 13, 2014 (May 12, 2014 for participants in the Southwest Airlines Co. ProfitSharing Plan). Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards, and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 13, 2014 (May 12, 2014 for participants in the Southwest Airlines Co. ProfitSharing Plan). Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M69659-P49602	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

  SOUTHWEST AIRLINES CO.

The Board of Directors recommends a vote “FOR” all of the nominees listed below:

1.	Election of Directors		For	Against	Abstain

	1a.	David W. Biegler	☐	☐	☐

	1b.	J. Veronica Biggins	☐	☐	☐

	1c.	Douglas H. Brooks	☐	☐	☐

	1d.	William H. Cunningham	☐	☐	☐

	1e.	John G. Denison	☐	☐	☐

	1f.	Gary C. Kelly	☐	☐	☐

	1g.	Nancy B. Loeffler	☐	☐	☐

	1h.	John T. Montford	☐	☐	☐

	1i.	Thomas M. Nealon	☐	☐	☐

	1j.	Daniel D. Villanueva	☐	☐	☐

For address changes and/or comments, please check this box and write them on the reverse side where indicated.					☐

The Board of Directors recommends a vote “FOR” the following proposals:		For	Against	Abstain

2.	Advisory vote to approve named executive officer compensation.	☐	☐	☐

3.	Ratification of the selection of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending December 31, 2014.	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized individual.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

SOUTHWEST AIRLINES CO.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 14, 2014

10:00 a.m. Central Daylight Time

Rosewood Crescent Hotel

400 Crescent Court

Dallas, Texas, USA 75201

DIRECTIONS TO THE ANNUAL MEETING

Rosewood Crescent Hotel is located at 400 Crescent Court, Dallas, Texas.

From Dallas Love Field Airport, take Cedar Springs Road south to the airport exit. Continue south on Cedar Springs for approximately 3.5 miles and turn right on Turtle Creek Boulevard, which then becomes Cedar Springs again after a few blocks. The Rosewood Crescent Hotel complex is located at the intersection of Maple and Cedar Springs. Turn left on Maple. Turn right at the “Self Park” sign to park in the underground garage at the Rosewood Crescent Hotel’s rates. Look for the green “Hotel — Restaurants — Spa — Shops & Galleries Visitors” parking signs to park. Take the elevator to the ground floor for the Rosewood Crescent Hotel’s Lobby, and the Crescent Ballroom is located at the end of the corridor.

Please note the admission requirements on the front of the Proxy Statement if you plan to attend this year’s meeting in person.

Our Annual Meeting will be broadcast live on the Internet. To listen to the broadcast, log on to http://southwest.investorroom.com/.

M69660-P49602

PROXY	SOUTHWEST AIRLINES CO.
2702 LOVE FIELD DRIVE DALLAS, TEXAS 75235 This proxy is solicited on behalf of the Board of Directors.

The undersigned hereby appoints Gary C. Kelly, Ron Ricks, and Mark R. Shaw, and each of them, as proxies, each with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side of this form, all shares of Common Stock of Southwest Airlines Co. that the undersigned is entitled to vote at the Annual Meeting of Shareholders of Southwest Airlines Co. to be held at the Rosewood Crescent Hotel, 400 Cresecent Court, Dallas, Texas, on May 14, 2014, at 10:00 a.m., Central Daylight Time, or at any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1; “FOR” PROPOSALS 2 AND 3; AND AT THE DISCRETION OF THE PROXY HOLDERS WITH REGARD TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

YOUR VOTE IS IMPORTANT. PLEASE SIGN, DATE, AND RETURN THE ENCLOSED PROXY IN THE ENCLOSED ENVELOPE TO ENABLE THE SHARES TO BE REPRESENTED AT THE MEETING.

YOU MAY ALSO VOTE VIA THE TELEPHONE OR THE INTERNET.

Address Changes/Comments:

(If you noted any Address Changes and/or Comments above, please mark the corresponding box on the reverse side.) Continued and to be signed on reverse side